                                                                    EXHIBIT 99.1

        Supplementary Management's Discussion and Analysis of Financial
        ---------------------------------------------------------------
                      Condition and Results of Operations
                      -----------------------------------
                         Mattel, Inc. and Subsidiaries

Cautionary Statement

Certain expectations and projections regarding the future performance of Mattel, Inc. and its subsidiaries (the "Company") discussed herein are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial, and economic data along with the Company's operating plans and are subject to certain future events and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, such as may, will, should, expect, anticipate, estimate, continue, plans, intends or other similar terminology. Management cautions you that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 1999 and thereafter to differ significantly from those expressed in forward-looking statements:

 . Marketplace Risks
  - Increased competitive pressure, both domestically and internationally, which may affect the sales of the Company's products
  - Significant changes in the buying patterns of major customers, such as the recent shift by some retailers to just-in-time inventory management, which may limit the Company's ability to accurately forecast reorders or cause a decrease in sales after related expenses have already been incurred
  - Dependence on the timely development, introduction and customer acceptance of new products, which may affect the Company's ability to successfully redesign, restyle and extend existing core products and product lines and to successfully bring new products to market
  - Possible weaknesses in economic conditions, both domestically and internationally, which may affect the sales of the Company's products and the costs associated with manufacturing and distributing these products
 . Financing Considerations
  - Currency fluctuations, which may affect the Company's reportable income
  - Significant changes in interest rates, both domestically and internationally, which may affect the Company's cost of financing both its operations and investments
 . Merger-Related Risks
  - Difficulty integrating the operations of The Learning Company, Inc. and its subsidiaries ("Learning Company") into Mattel (together with its subsidiaries "Mattel") following the May 1999 merger, which may impede the Company's ability to achieve savings or operating synergies from the merger
 . Year 2000 Compliance
  - Potential inability of computer systems or software products used by the Company and/or its customers and suppliers to properly recognize and process date-sensitive information beyond January 1, 2000, which may result in an interruption in normal business operations of the Company, its suppliers and customers
  - Potential inability of software products sold by the Company to properly recognize and process date-sensitive information beyond January 1, 2000, which may result in increased costs, lost sales or other negative consequences resulting from customer dissatisfaction, including litigation or other claims for damages

 . Other Risks
  - Inability to achieve cost savings expected as part of restructuring activities, which may result in higher than expected costs following such restructurings
  - Development of new technologies, including the Internet, which may create new risks to the Company's ability to protect its intellectual property rights
  - Changes in laws or regulations, both domestically and internationally, including those affecting consumer products or environmental activities or trade restrictions, which may lead to increased costs or interruption in normal business operations of the Company
  - Adverse results of litigation, governmental proceedings or environmental matters, which may lead to increased costs or interruption in normal business operations of the Company
  - Other factors that may be described from time to time in the Company's filings with the Securities and Exchange Commission

Summary

You should read this discussion in conjunction with the Company's supplementary consolidated financial statements included herein. This Supplementary Management's Discussion and Analysis of Financial Condition and Results of Operations and the accompanying supplementary consolidated financial statements have been prepared to reflect the retroactive effect of Mattel's merger with Learning Company, consummated in May 1999. The merger was accounted for as a pooling of interests, which means that for accounting and financial reporting purposes, Mattel's consolidated financial statements have been restated to present the combined companies' financial position and results of operations for each period presented. This discussion relates to the Company's financial position and results of operations through December 31, 1998 and other than giving retroactive effect to the merger, does not reflect any subsequent events. As used herein, any reference to the "Company" reflects the combined Mattel and Learning Company results. Any reference to "Mattel" or "Learning Company" reflects the individual activities of either Mattel or Learning Company, respectively. Unless the context clearly indicates otherwise, all financial results described herein reflect the combined Mattel and Learning Company results.

     The Company designs, manufactures, and markets a broad variety of children's products on a worldwide basis through both sales to retailers and direct to consumers. Additionally, the Company develops and markets consumer software for home personal computers. The Company's business is dependent in great part on its ability each year to redesign, restyle and extend existing core products and product lines, to design and develop innovative new products and product lines, and to expand its marketing capability.

  The Company plans to continue to focus on its portfolio of brands that have fundamental play patterns and have historically had worldwide appeal, have been sustainable, and have delivered consistent profitability. The Company's portfolio of brands can be grouped in the following categories:

Girls - including Barbie(R) fashion dolls and accessories, collector dolls, Fashion Magic(R), American Girl(R), Cabbage Patch Kids(R), and Polly Pocket(R) Infant and Preschool - including Fisher-Price(R), Disney preschool and plush, Power Wheels(R), Sesame Street(R), See `N Say(R), Magna Doodle(R), and View-Master(R)
Entertainment - including Disney, Nickelodeon(R), games, and puzzles
Wheels - including Hot Wheels(R), Matchbox(R), Tyco(R) Electric Racing, and Tyco(R) Radio Control
Consumer Software - including Reader Rabbit(R), Carmen Sandiego(TM), The Oregon Trail(R), Riven(R), The ClueFinders(TM), Kid Pix(R), CyberPatrol(R) and Family Tree Maker(R)

Segment Information

The Company's reportable segments are separately managed business units and include: toy marketing, toy manufacturing, and consumer software sales and development. The toy marketing segment is divided on a geographic basis between domestic and international. The domestic toy segment is further divided into USA Toys, Fisher-Price/Tyco Preschool and Other. USA Toys principally sells products in the Girls, Entertainment and Wheels categories, while Fisher-Price/Tyco Preschool sells principally Infant and Preschool products. The Other toy segment is principally involved in selling specialty products in the Girls category. The international toy segment sells products in all categories. The consumer software segment is comprised of educational and entertainment products developed and sold by Learning Company on a worldwide basis. The Company's toy manufacturing segment, Operations, manufactures toy products, which are sold to the toy marketing segments. Financial information regarding the Company's segments can be found in Note 8 to the supplementary consolidated financial statements.

Results of Operations

The following is a percentage analysis of operating results for the past three years:

                                                         For the Year
                                        -------------------------------------------
                                                 1998           1997          1996
-----------------------------------------------------------------------------------

Net sales                                       100.0%         100.0%        100.0%
                                               =======        =======       =======
Gross profit                                     51.8%          51.7%         51.1%
Advertising and promotion expenses               16.3           15.5          16.1
Other selling and administrative expenses        20.3           18.6          18.5
Amortization of intangibles                       2.3            8.9           9.2
Restructuring and other charges                   2.8            6.3           0.2
Charge for incomplete technology                  1.0            0.4           1.1
Other income, net                                (0.2)          (0.1)         (0.2)
                                               -------        -------       -------
Operating profit                                  9.3            2.1           6.2
Interest expense                                  2.3            2.1           2.5
                                               -------        -------       -------
Income before income taxes and
  extraordinary item                              7.0%             0%          3.7%
                                               =======        =======       =======

1998 Compared to 1997

Net income for 1998 was $206.1 million or $0.47 per diluted share as compared to a loss of $182.7 million or $0.52 per diluted share in 1997. Net income for 1998 was impacted by a $105.8 million after-tax charge ($0.25 per diluted share) related to integration and restructuring charges incurred by Learning Company, a one-time charge in connection with the voluntary recall of certain Power Wheels(R) ride-on vehicles and a Toys R Us-related antitrust litigation settlement. Net sales for 1998 reached $5.6 billion, an increase of 3% from $5.5 billion in 1997, primarily due to higher software sales, which were partially offset by cutbacks in purchases by toy retailers to adjust to a just-in-time buying pattern. Sales in the Girls category decreased 4% largely due to a 14% decline in Barbie(R) products, as a result of high retail inventory levels entering 1998. As a result of the Pleasant Company acquisition in July 1998, the American Girl(R) brand contributed $213.2 million in gross sales, which helped to partially offset the decline in Barbie(R). Sales in the Infant and Preschool category decreased 3%, largely attributable to declines in Sesame Street(R) and Fisher-Price(R) products, partially offset by an increase in Disney's Winnie the Pooh(R). Sales in the Wheels category grew 21%, reflecting growth in both Hot Wheels(R) and Matchbox(R) vehicles and playsets. Sales in the Entertainment category, which includes Disney and Nickelodeon(R), increased 14% largely due to this year's introduction of toys associated with the feature motion pictures "A Bug's Life" and "The Rugrats Movie". Sales of Learning Company consumer software products increased 35%, mainly due to the acquisition of Mindscape, Inc. which added $188.1 million to 1998 net sales, introduction of new software titles such as The ClueFinders(TM) 4th Grade Adventures and Arthur's(R) Computer Adventures, and upgraded products.

  Sales to customers within the US increased 6% and accounted for 71% and 69% of consolidated net sales in 1998 and 1997, respectively. Sales to customers outside the US were down 4%, including an unfavorable foreign exchange effect due to the generally stronger US dollar relative to 1997.

  Gross profit as a percentage of net sales remained relatively constant at 51.8% compared to 51.7% in 1997. As a percentage of net sales, advertising and promotion expenses increased approximately one percentage point to 16.3%, and selling and administrative expenses increased approximately two percentage points to 20.3%. Both ratios increased relative to 1997 as a result of unanticipated cutbacks in buying by toy retailers due to a continuing shift by these retailers to just-in-time inventory management. To respond to such shifts, the Company took appropriate actions to adjust its own shipping to more of a just-in-time pattern. As a result, toy products that would have previously been shipped in December will be shipped closer to the time that they will be purchased by the consumer. The Company plans to manage its advertising and selling and administrative levels in 1999 to bring them back in line with its historical ratios. Amortization of intangibles decreased by $357.5 million, mainly as a result of intangibles related to Learning Company's acquisitions of Minnesota Educational Computing Corporation and the Former Learning Company being fully amortized in 1997. This decrease was partially offset by amortization of intangibles resulting from the 1998 acquisitions of Pleasant Company, Sofsource, Inc., Bluebird Toys PLC ("Bluebird") and Mindscape, Inc.

  The charge for incomplete technology in 1998 relates primarily to Learning Company's write-off of products being developed by Mindscape, Inc. of $40.0 million and Sofsource, Inc. of $14.9 million, while the 1997 charge relates to Learning Company's write-off of products being developed by Creative Wonders L.L.C., Parsons Technology Inc., and Living Books.

     Interest expense increased $15.9 million primarily due to increased short- and long-term borrowings to finance the 1998 acquisitions of Pleasant Company and Bluebird, partially offset by the repurchase of certain of the 5-1/2% senior notes of Learning Company.

     Other income, net increased $8.3 million, mainly due to an $11.1 million gain realized on sale of investments.

1997 Compared to 1996

Net loss for 1997 was $182.7 million or $0.52 per diluted share as compared to net income of $22.0 million or $0.04 per diluted share in 1996. The 1997 net loss was impacted by a $343.6 million charge related to nonrecurring charges for transaction, integration and restructuring costs related to the Mattel restructuring and Tyco integration, Learning Company restructuring costs, and an extraordinary loss of $4.6 million net of taxes for the early retirement of debt assumed as part of Mattel's merger with Tyco. Net sales for 1997 were $5.5 billion, an increase of 8% from $5.1 billion in 1996. Sales in the Girls category grew 5% due to the strength in Barbie(R) and Barbie(R)-related products, partially offset by declines in large and small dolls. Sales in the Infant and Preschool category increased 15%, led by strength in Sesame Street(R) and Disney's Winnie the Pooh (R), partially offset by a decline in Fisher-Price(R) products. The Wheels category increased 21%, driven by an increase in Hot Wheels(R). Sales in the Entertainment category, which includes Disney and Nickelodeon(R), decreased 4%. Sales of Learning Company consumer software products increased 17%, primarily due to the introduction of new software products, such as Reader Rabbit's Toddler(R), Reader Rabbit's Preschool(R), Reader Rabbit's Kindergarten(R) and Reader Rabbit's(R) 1st Grade, The Oregon Trail(R) 3rd Edition: Pioneer Adventures(TM), and Riven(R).

    Sales to customers within the US grew 14% and accounted for 69% of consolidated net sales in 1997 compared to 65% in 1996. Sales to customers outside the US decreased 4%, including the unfavorable foreign exchange effect of the generally stronger US dollar relative to the prior year.


  Gross profit, as a percentage of net sales remained virtually constant at 51.7% from 51.1%. As a percentage of net sales, advertising and promotion expenses decreased approximately one percentage point to 15.5%, primarily due to cost savings realized from Mattel's merger with Tyco. As a percentage of net sales, other selling and administrative expenses remained relatively constant at 18.6% from 18.5%, reflecting the impact of Mattel's effort to control costs and direct cost savings realized from the 1997 integration and restructuring plan.

  Interest expense decreased $14.3 million largely due to lower average domestic short-term borrowings during 1997, and the repurchase of a portion of the 5-1/2% senior notes of Learning Company.

Income Taxes

The effective income tax rates for 1998 and 1997 were substantially higher than the federal tax rate of 35%. This increased rate was the result of non-deductible items such as amortization of intangibles, restructuring, and write-off of incomplete technology associated with Learning Company's acquisitions of businesses in the computer software industry. The increase was partially offset by income earned in foreign jurisdictions, which was taxed at lower rates.

     Pre-tax losses from US operations as a percentage of the consolidated pre-tax income was less than the sales to US customers as a percentage of the consolidated gross sales. This difference results from amortization of intangibles, write-off of incomplete technology, and corporate headquarters expenses incurred in the US that decreased US pre-tax income and from profits from foreign manufacturing activities that relate to sales ultimately made to US customers.

Financial Position

The Company's financial position remained strong in 1998 primarily due to its profitable operating results. At December 31, 1998, the Company's cash position was $469.2 million, compared to $883.9 million as of the end of 1997. Cash decreased $414.7 million primarily due to cash consideration paid in connection with the acquisitions of Mindscape, Inc., Pleasant Company, Sofsource, Inc. and Bluebird. Accounts receivable decreased $103.3 million to $1.2 billion due to lower orders by major toy retailers in the fourth quarter of 1998. Inventories increased $176.0 million to $644.3 million, reflecting the sales shortfall in the 1998 fourth quarter and the addition of Pleasant Company inventory. Property, plant and equipment, net grew $122.5 million to $763.1 million due to assets acquired as part of the acquisition of Pleasant Company and investments in the expansion of the Company's toy manufacturing facilities located in Mexico and Asia. Intangibles increased $799.9 million to nearly $1.5 billion due to goodwill generated from the Pleasant Company, Sofsource, Inc., Bluebird, and Mindscape, Inc. acquisitions.

     Short-term borrowings increased $146.4 million compared to 1997 from financing the Company's acquisitions.

  A summary of the Company's capitalization is as follows:

                                                              As of Year End
                                      --------------------------------------------------------
(In millions)                                      1998                         1997
----------------------------------------------------------------------------------------------

Senior notes                               $  600.9           17%       $  393.7            13%
Medium-term notes                             540.5           16           520.5            17
Other long-term debt obligations               43.0            1            43.5             1
                                           --------      --------      ---------      --------
Total long-term debt                        1,184.4           34           957.7            31
Other long-term liabilities                   149.1            4           153.0             5
Stockholders' equity                        2,170.8           62         1,933.3            64
                                           --------      --------      ---------      --------
                                           $3,504.3          100%       $3,044.0           100%
                                           ========      ========      =========      =========

     Total long-term debt increased $226.7 million mainly due to the issuance of $300.0 million of senior notes to finance the acquisitions of Pleasant Company and Bluebird. Medium-term notes increased by $20.0 million due to the issuance of $50.0 million in notes, partially offset by the reclassification of $30.0 million payable in 1999 to current portion of long-term debt. The Company expects to satisfy its future long-term capital needs through the retention of corporate earnings and the issuance of long-term debt instruments. In November 1998, the Company filed its current universal shelf registration statement allowing it to issue up to $400.0 million of debt and equity securities, all of which was available to be issued as of December 31, 1998. Stockholders' equity of $2.2 billion increased from 1997 as a result of profitable operating results and reissuance of treasury stock for the exercise of nonqualified stock options by the Company's employees, partially offset by treasury stock purchases and dividend declarations on common and preferred stock.

Liquidity

The Company's primary sources of liquidity over the last three years have been cash on hand at the beginning of the year, cash flows generated from operations, long-term debt issuances and short-term seasonal borrowings. Profitable operating activities generated cash flows of $597.4 million during 1998, compared to $532.5 million in 1997 and $601.8 million in 1996.

     The Company invested its cash flows during the last three years in the acquisitions of Pleasant Company, Sofsource, Inc., Bluebird and Mindscape, Inc., additions to tooling in support of new products, and construction of new manufacturing facilities.

     The Company received cash flows from the issuance of senior notes in 1998, and medium-term notes and special warrants in 1998 and 1997. Cash received from these debt issuances was used to fund the acquisitions of Pleasant Company, Mindscape, Inc. and Bluebird, to retire higher-cost debt and to support operating activities. In 1998, Mattel repaid the long-term debt and mortgage note assumed as part of the Pleasant Company acquisition. In 1997, Mattel redeemed the 10-1/8% notes assumed as part of the acquisition of Tyco and repaid its 6-7/8% senior notes upon maturity. Cash was also spent during the last three years to purchase treasury stock to provide shares for issuance under the Company's employee stock option plans and the exercise of outstanding warrants. In addition, over the last three years, the Company has consistently increased its cash payments for common dividends.

Seasonal Financing

The Company expects to finance its seasonal working capital requirements for the coming year by using existing and internally generated cash, issuing commercial paper, selling certain trade receivables and using various short-term bank lines of credit. The Company's domestic committed unsecured credit facility provides $1.0 billion in short-term borrowings from a commercial bank group. This facility provides for up to $700.0 million in advances and backup for commercial paper issuances, and up to an additional $300.0 million for nonrecourse purchases of certain trade accounts receivable by the bank group over the next four years. Under its domestic credit facility, the Company is required to meet financial covenants for consolidated debt-to-capital and interest coverage. Currently the Company is in compliance with such covenants.

     The Company also expects to have approximately $370 million of individual short-term foreign credit lines with a number of banks available in 1999, which will be used as needed to finance seasonal working capital requirements of certain foreign affiliates.

     Learning Company had a revolving line of credit, which provided for a maximum availability of $147.5 million. In addition, Learning Company was party to a receivable purchase agreement for nonrecourse sales of certain trade accounts receivable of up to $100.0 million. Learning Company also had a European accounts receivable facility for sales with recourse of certain European trade accounts receivable of up to $25.0 million. Upon consummation of the May 1999 merger, all outstanding borrowings under the revolving line of credit and European accounts receivable facility were repaid and both the revolving line of credit agreement, and domestic and European accounts receivable facilities were terminated.

Acquisitions

During the last three years, the Company completed the following acquisitions, which were accounted for using the purchase method of accounting. The results of operations of the acquired companies have been included in the Company's supplementary consolidated financial statements from their respective dates of acquisition.

     In July 1998, Mattel acquired Pleasant Company, a Wisconsin-based direct marketer of books, dolls, clothing, accessories, and activity products included under the American Girl(R) brand name for approximately $715 million. The excess of cost over the estimated fair market value of tangible net assets acquired was approximately $690 million. The excess was allocated to customer lists, a covenant not-to-compete, and magazine subscription lists that are being amortized on a straight-line basis over a 3 to 15 year period, with the remaining excess being amortized on a straight-line basis over 40 years.

     In June 1998, Mattel acquired Bluebird, a company organized in the United Kingdom, from which Mattel previously licensed the product designs for the Polly Pocket(R) and Disney Tiny Collections brands, as well as the Polly Pocket(R) trademarks for approximately $80 million. The excess of cost over the estimated fair market value of tangible net assets acquired was approximately $60 million, which is being amortized on a straight-line basis over 40 years.

     In June 1998, Learning Company acquired Sofsource, Inc., an educational software company for $45.0 million. Of the purchase price, $14.9 million was allocated to incomplete technology. Such amount was charged to expense during 1998, while the amounts allocated to brands and trade names, and goodwill are being amortized on a straight-line basis over 10 years.

     In March 1998, Learning Company acquired Mindscape, Inc., a consumer software company, and certain affiliated companies for $152.6 million. Of the purchase price, $40.0 million was allocated to incomplete technology. Such amount was charged to expense during 1998, while the amounts allocated to completed technology and products, brands and trade names, and goodwill are being amortized on a straight-line basis over 2, 10, and 10 years, respectively.

     In October 1997, Learning Company acquired Creative Wonders, L.L.C., an educational software company for $37.8 million. Of the purchase price, $1.1 million was allocated to incomplete technology. Such amount was charged to expense during 1997, while the amount allocated to brands and related content rights is being amortized on a straight-line basis over 10 years.

     In August 1997, Learning Company acquired Parsons Technology, Inc., a direct-to-consumer marketing organization, which publishes a range of consumer software for $31.0 million. Of the purchase price, $10 million was allocated to incomplete technology. Such amount was charged to expense during 1997, while the amounts allocated to customer lists and brands and related content rights are being amortized on a straight-line basis over 3 and 10 years, respectively.

     In May 1996, Learning Company acquired Minnesota Educational Computing Corporation, a publisher and developer of high quality children's educational software sold to consumers and schools for $284.6 million. Of the purchase price, $56.7 million was allocated to incomplete technology. Such amount was charged to expense during 1996, while amounts allocated to completed technology, brands and related content rights, and goodwill are being amortized on a straight-line basis over 2, 10, and 10 years, respectively.

     Learning Company also made other minor acquisitions during 1997 and 1996, which were accounted for using the purchase method.

Business Combinations and Related Integration, Restructuring, and Other Nonrecurring Charges

Pursuant to an Agreement and Plan of Merger, dated as of December 13, 1998, a merger was consummated between Mattel and Learning Company on May 13, 1999. The stock-for-stock transaction was approved by the stockholders of both companies, after which Learning Company was merged with and into Mattel, with Mattel being the surviving corporation. Each share of Learning Company Series A Preferred Stock was converted into 20 shares of Learning Company common stock just prior to the consummation of the merger. According to the merger agreement, each outstanding share of Learning Company common stock was then converted into the right to receive 1.2 shares of Mattel common stock. As a result, approximately 126 million Mattel common shares were issued in exchange for all shares of Learning Company common stock outstanding as of the merger date. The transaction has been accounted for as a pooling of interests.

     In connection with its merger with Learning Company and a planned realignment of Mattel's operations to reduce overhead costs, Mattel announced that it expects to incur a pre-tax charge of approximately $300 million to $350 million against results of operations during the second quarter of 1999. Mattel also announced that the planned realignment was expected to include the closure of some of Mattel's facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of Mattel's employees at that time. The planned realignment will consist of consolidating some manufacturing and distribution operations, eliminating duplicate facilities, and terminating various distributor and licensing arrangements. Approximately $75 million of the pre-tax charge is expected to be related to merger transaction costs, approximately $90 million is expected to be related to merger integration costs, and approximately $135 million to $185 million is expected to be related to Mattel restructuring costs. The Company expects to fund this restructuring through existing cash balances and internally generated cash from operations. The Company expects the combined actions to result in cost savings of approximately $50 million in 1999 and at least $400 million over the following three years. However, the amount of expected cost savings are preliminary estimates and the Company cannot assure that its actions will result in these savings.

     In August 1998, Learning Company completed its merger with Broderbund Software, Inc. ("Broderbund"), a publisher and developer of consumer software for the home and school market. The merger was accounted for as a pooling of interests. Under the merger agreement, each share of Broderbund common stock was exchanged into 0.80 shares of Learning Company's common stock, which resulted in the issuance of approximately 17 million shares of Learning Company common stock.

     Learning Company also acquired Palladium Interactive, Inc. and P.F. Magic, Inc. in 1998 and TEC Direct, Inc., Microsystems Software, Inc., Skills Bank Corporation and Learning Company Services, Inc. in 1997, each of which were accounted for as pooling of interests. The supplementary consolidated financial statements have not been retroactively restated for the results of operations and financial position of these companies as they were deemed to be immaterial to the supplementary consolidated financial statements for those periods.

     In March 1997, Mattel completed its merger with Tyco. The merger was accounted for as a pooling of interests. Under the merger agreement, each Tyco common stockholder received 0.48876 shares of Mattel common stock for each share of Tyco common stock outstanding, which resulted in the issuance of approximately 17 million Mattel common shares. Each share of Tyco Series B and Series C preferred stock was converted into like Mattel preferred stock.

     In connection with the merger with Tyco, Mattel commenced an integration and restructuring plan and recorded a $275.0 million pre-tax charge against operations in March 1997. After related tax effects, the Company's 1997 earnings were impacted by $0.57 per diluted share as a result of the net $209.7 million charge. The integration and restructuring activity was substantially complete as of December 31, 1998. The Company realized annualized cost savings of approximately $160 million, mainly in the areas of cost of production, advertising, selling and administrative expenses, and financing costs.

     In the 1998 third quarter, Mattel recognized a $38.0 million pre-tax charge related to a voluntary recall of certain Power Wheels(R) ride-on vehicles. The recall did not result from any serious injury, and involves the replacement of electronic components that may overheat, particularly when consumers make alterations to the product.

     In the 1998 fourth quarter, Mattel recognized a $6.0 million pre-tax charge related to the settlement of the Toys R Us related antitrust litigation. The settlement agreement calls for cash and toy contributions by the Company prior to November 1999.

Litigation

Beaverton, Oregon
Mattel operates a manufacturing facility on a leased property in Beaverton, Oregon that was acquired as part of its merger with Tyco. In March 1998, samples of groundwater used by the facility for process water and drinking water disclosed elevated levels of certain chemicals, including trichloroethylene ("TCE"). Mattel immediately closed the water supply and self-reported the sample results to the Oregon Department of Environmental Quality ("DEQ") and the Oregon Health Division. Mattel also implemented an employee communication and medical screening program.

     In November 1998, Mattel and another potentially responsible party entered into a consent order with the DEQ to conduct a remedial investigation/feasibility study at the site, to propose an interim remedial action measure and to continue the community outreach program to employees, former employees and surrounding landowners. It is not presently possible to estimate the cost to the Company related to the DEQ's investigation and any subsequent orders for future work.

Toys R Us
On September 25, 1997, an administrative law judge of the Federal Trade Commission issued his initial decision in the matter In re Toys R Us, Inc. The administrative law judge made findings of fact and conclusions of law that the toy retailer Toys R Us, Inc. had violated federal antitrust laws and entered into vertical and horizontal arrangements with various toy manufacturers, including Mattel, whereby the manufacturers would refuse to do business with warehouse clubs, or would do business with warehouse clubs only on terms acceptable to Toys R Us. On October 13, 1998, the Federal Trade Commission issued an opinion and a final order affirming the findings and conclusions of the administrative law judge. Toys R Us has now filed a notice of appeal in the United States Court of Appeals for the Seventh Circuit.

     Following the announcement of the administrative law judge's decision, Mattel was named as a defendant, along with certain other toy manufacturers, in a number of antitrust actions in various states related to the Toys R Us matter. Mattel has also been named as a defendant in a series of private treble damage class actions under federal antitrust laws that have been filed in various federal district courts.

     Since May 1998, Mattel has participated in settlement negotiations being conducted with the aid of a mediator. In connection with a settlement, Mattel recognized a $6.0 million pre-tax charge in the fourth quarter of 1998. The settlement agreement calls for the Company to make cash and toy contributions prior to November 1999. Until such time as these matters are concluded in the various courts involved, the Company intends to vigorously defend itself in the litigation in which it was named involving Toys R Us.

Greenwald
On October 13, 1995, Michelle Greenwald filed a complaint against Mattel in Superior Court of the State of California, County of Los Angeles. Ms. Greenwald is a former employee whom Mattel terminated in July 1995. Her complaint sought $50 million in general and special damages, plus punitive damages, for breach of oral, written and implied contract, wrongful termination in violation of public policy and violation of California Labor Code Section 970. Ms. Greenwald claimed that her termination resulted from complaints she made to management concerning general allegations that Mattel did not properly account for sales and certain costs associated with sales and more specific allegations that Mattel failed to properly account for certain royalty obligations to The Walt Disney Company. During 1996 and 1997, Mattel filed motions for summary judgment on all areas of her complaint and these motions were granted. In 1998, Ms. Greenwald filed a notice of appeal, which is scheduled to be considered in March 1999. The Company intends to defend the action vigorously, including her appeal.

Business Combination
During December 1998, a total of six separate purported class action complaints were filed by several stockholders of Learning Company in the Court of Chancery of the State of Delaware in and for New Castle County against Learning Company and its board of directors for alleged breaches of fiduciary duties in connection with the May 1999 merger. The six complaints have since been consolidated. The consolidated complaint seeks the certification as a class of all Learning Company stockholders, an injunction against the merger, rescission if the merger is consummated, damages, costs and disbursements, including attorneys' fees. The consolidated complaint alleges that Learning Company board of directors breached their fiduciary duties to Learning Company's stockholders by, among other things, failing to conduct due diligence sufficient to have discovered material, adverse information concerning Mattel's anticipated operational and financial results and agreeing to an exchange ratio that failed to protect Learning Company stockholders against a decline in the value of Mattel common stock. The consolidated complaint names Mattel as an additional defendant, claiming that Mattel aided and abetted the alleged breaches of fiduciary duty. The Company will aggressively defend itself against the action.

Other Matters
The Company is also involved in various other litigation and legal matters, including claims related to intellectual property, product liability, labor and environmental cleanup, which the Company is addressing or defending in the ordinary course of business. Management believes that any liability, which may potentially result upon resolution of such matters, will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Commitments

In the normal course of business, the Company enters into contractual arrangements for future purchases of goods and services to ensure availability and timely delivery, and to obtain and protect the Company's right to create and market certain products. These arrangements include commitments for future inventory purchases and royalty payments. Certain of these commitments routinely contain provisions for guaranteed or minimum expenditures during the term of the contracts.

     As of December 31, 1998, the Company had outstanding commitments for 1999 purchases of inventory of approximately $60 million. Licensing and similar agreements with terms extending through the year 2003 contain provisions for future guaranteed minimum payments aggregating approximately $400 million. In addition, under a certain licensing agreement, the Company may have additional commitments of up to $37.8 million in the year 2000 payable over three years.

Foreign Currency Risk

The Company's results of operations and cash flows can be impacted by exchange rate fluctuations. To limit the exposure associated with exchange rate movements, the Company enters into foreign currency forward exchange and option contracts primarily to hedge its purchase of inventory, sales and other intercompany transactions denominated in foreign currencies. The Company's results of operations can also be affected by the translation of foreign revenues and earnings into US dollars.

     Market risk exposures exist with respect to the settlement of foreign currency transactions during the year because currency fluctuations cannot be predicted with certainty. The Company seeks to mitigate its exposure to market risk by monitoring its currency exchange exposure for the year and partially or fully hedging such exposure. In addition, the Company manages its exposure through the selection of currencies used for foreign borrowings and intercompany invoicing. The Company does not trade in financial instruments for speculative purposes.

     Mattel's foreign currency forward exchange contracts that were used to hedge firm foreign currency commitments as of December 31, 1998 and 1997 are shown in the following table.

     These contracts generally mature within 18 months from the date of execution. Contracts outstanding at year-end mature during the next 13 months. All contracts are against the US dollar and are maintained by reporting units with a US dollar functional currency, with the exception of the Indonesian rupiah contracts that are maintained by an entity with a rupiah functional currency.

     For the purchase of foreign currencies, fair value reflects the amount, based on dealer quotes, that Mattel would pay at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1998 and 1997. For the sale of foreign currencies, fair value reflects the amount, based on dealer quotes, that Mattel would receive at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1998 and 1997. The differences between the fair value and the contract amounts are expected to be fully offset by foreign currency exchange gains and losses on the underlying hedged transactions.

                                                   Buy                                     Sell
                                -------------------------------------------------------------------------------
                                                Weighted                                 Weighted
                                   Contract      Average        Fair        Contract      Average        Fair
(In thousands of US dollars)        Amount    Contract Rate    Value         Amount    Contract Rate    Value
---------------------------------------------------------------------------------------------------------------
1998
German marks                       $ 19,119            1.67   $ 18,984      $144,660            1.68   $145,688
Italian lira                         20,014        1,764.00     21,155        68,358        1,660.00     67,950
Hong Kong dollars                    55,829            8.02     57,790             -               -          -
French francs                        27,435            5.62     27,536         9,105            5.82      9,479
British pounds sterling               6,548            0.60      6,415        66,856            0.61     66,950
Canadian dollars                     16,144            1.55     16,545        18,794            1.46     18,119
Spanish pesetas                       5,625          142.30      5,577         2,899          148.23      2,997
Dutch guilders                        5,079            1.89      5,050         8,086            1.96      8,342
Japanese yen                              -               -          -        12,501          116.00     12,759
Australian dollars                    4,988            1.66      5,268        21,610            1.58     21,732
Belgian francs                            -               -          -        11,641           35.46     11,871
Swiss francs                         18,341            1.37     18,251             -               -          -
Mexican peso                              -               -          -        22,000           10.02     21,956
Indonesian rupiah                    10,000       15,720.50     19,183             -               -          -
Singapore dollar                          -               -          -         3,962            1.64      3,943
Brazilian real                            -               -          -         2,500            1.25      2,554
                                  ---------                  ----------    ---------                  ---------
                                   $189,122                   $201,754      $392,972                   $394,340
                                  =========                  ==========    =========                  =========

1997
German marks                       $ 19,179            1.78   $ 18,972      $ 65,119            1.77   $ 64,941
Italian lira                         38,277        1,800.00     39,203        53,161        1,749.00     52,585
Malaysian ringitts                   53,304            3.08     41,551             -               -          -
Hong Kong dollars                   148,084            8.04    149,108         2,527            7.76      2,532
French francs                             -               -          -        38,166            5.86     37,639
British pounds sterling              32,548            0.61     32,751        72,580            0.63     73,570
Canadian dollars                     22,608            1.42     22,474             -               -          -
Spanish pesetas                           -               -          -        13,858          148.99     13,668
Dutch guilders                       12,778            2.00     12,666        36,285            1.96     35,719
Japanese yen                              -               -          -         7,956          125.73      7,659
Australian dollars                    6,398            1.54      6,391             -               -          -
Belgian francs                            -               -          -        55,126           36.48     54,515
Swiss francs                         13,677            1.44     13,454             -               -          -
Mexican peso                              -               -          -         4,200            8.05      4,138
Indonesian rupiah                    15,230        3,930.78      9,891             -               -          -
Singapore dollar                          -               -          -         4,107            1.72      4,203
                                  ---------                  ----------    ---------                  ---------
                                   $362,083                   $346,461      $353,085                   $351,169
                                  =========                  ==========    =========                  =========

     Mattel did not enter into any new foreign currency option contracts during 1998, and no option contracts remained outstanding as of December 31, 1998. As of December 31, 1997, the total amount of the option contracts was $93.5 million and the fair value was $90.5 million. Fair value reflects the amount of US dollars Mattel would receive from the current contracts, less the option value. The option value is determined based on dealer quotes for contracts involving the same currencies and maturity dates.

     Learning Company did not enter into any foreign currency exchange or option contracts.

Euro

The Treaty on European Economic and Monetary Union provides for the introduction of a single European currency, the Euro, in substitution for the national currencies of the member states of the European Union that adopt the Euro. The transition period for member states joining the Monetary Union began on January 1, 1999 and will end on July 1, 2002 when the national currencies of member states will cease to exist. Currently, the Company is unable to assess whether the adoption of the Euro by the Monetary Union will have a material impact on its financial position or results of operations in the future.

Manufacturing Risk

The Company owns and operates manufacturing facilities and utilizes third-party manufacturers throughout Asia, primarily in China, Indonesia, Malaysia and Thailand. A risk of political instability and civil unrest exists in these countries, which could temporarily or permanently damage Mattel's manufacturing operations located there. The Company's business, financial position and results of operations would be negatively impacted by a significant disruption to its manufacturing operations or suppliers.

Effects of Inflation

Inflation rates in the US and in major foreign countries where the Company does business have not had a significant impact on its results of operations or financial position during the three years ended December 31, 1998. The US Consumer Price Index increased 1.6% in 1998, 1.7% in 1997 and 3.3% in 1996. The Company receives some protection from the impact of inflation from high turnover of inventories and its ability to pass on higher prices to consumers.

Year 2000 Update

Many currently installed computer systems and software products, including several used by the Company, are coded to accept only two-digit (rather than four-digit) entries in the date code field used to define the applicable year. In such instances, the first two characters are assumed to be "19". Beginning in the year 2000 or perhaps earlier if referencing a date in the year 2000, such computer systems and software products may recognize a date using "00" as the year 1900, rather than the year 2000, which could result in miscalculations or system failures. To address the year 2000 issue, in early 1998 Mattel established a project team and initiated a comprehensive plan that is designed to assess, remediate and test Mattel's internal systems, hardware and processes, including key operational, manufacturing and financial systems. The progress of this plan is continually monitored and regularly reported to management. In addition, Mattel's board of directors is regularly informed about the year 2000 issue both generally and as it may affect Mattel's business. The discussion reflects the status of Mattel's implementation of its year 2000 plan as of December 31, 1998.

     Mattel's internal year 2000 project team oversees all aspects of implementing the plan. The team is comprised of staff members from the information systems department having the requisite knowledge of Mattel's computer systems, including all the technical aspects of the systems. Key user group designees from business areas are included on each system team, which is guided by a central project team. Mattel does not plan on engaging outside consultants, technicians or other external resources to assist in formulating and implementing the program.

     Mattel's plan adheres to a multi-step process that includes five distinct phases of activity: (1) awareness; (2) inventory and risk assessment; (3) code and system modification; (4) testing; and (5) contingency planning.

     Under the first two phases of the plan, Mattel has inventoried and evaluated all operational, manufacturing and financial systems. This inventory included all software systems, computer hardware, facilities, and production equipment containing or depending upon a computer chip. As a result of such evaluation, Mattel established detailed plans and action steps required to address all aspects of the year 2000 issue, including all code and system modifications (phase 3). Mattel has completed the awareness, inventory and code change phases of the plan as scheduled prior to December 1998. Critical system verification and testing (phase 4) for Mattel is expected to be complete by July 1999.

     Mattel initiated formal communications with each of its significant suppliers and customers to determine the extent to which they are addressing the year 2000 issue and the effect on its business should those parties fail to adequately address the issue. To date, Mattel received responses from the majority of the initial contacts. These responses have been positive and support the overall initiatives toward achieving year 2000 compliance. Mattel is actively following-up with those customers and suppliers failing to reply to the initial inquiry.

     Learning Company was acquired by Mattel in May 1999 and therefore followed its own year 2000 readiness plan prior to the merger. For purposes of this Supplementary Management's Discussion and Analysis of Financial Condition and Results of Operations which relates to the Company's financial condition and results of operations through December 31, 1998, after giving effect to the merger, the following discussion with respect to Learning Company's year 2000 plan and readiness describes the status of such plan and its uncertainties through December 31, 1998. The Company is in the process of evaluating Learning Company's year 2000 plan and incorporating it into its own plan. The Company anticipates describing the results of this effort in future filings.

     As of December 31, 1998, Learning Company was in the assessment stage of its plan. For certain known critical internal systems, Learning Company had completed the assessment phase of its plan. Learning Company had not yet determined a date by which it expected to complete implementation for all the targeted areas, but it intended to complete such implementation in advance of January 1, 2000. Learning Company had been taking, and expected to continue to take actions, intended to resolve year 2000 issues through planned replacement or upgrades of its internal computer equipment and software systems.

     Learning Company believed that a substantial portion of its remediation and implementation efforts with respect to internal systems would be conducted in connection with the integration of the businesses it acquired in 1998. In 1998 Learning Company acquired Mindscape, Inc., Sofsource, Inc., P.F. Magic, Inc., Broderbund, and Palladium Interactive, Inc. None of these companies had made substantial progress in its own year 2000 readiness plans with respect to internal systems or third parties. While Learning Company was in the process of integrating these businesses into its year 2000 readiness plan, the addition of these businesses complicated the Learning Company's year 2000 inventory, assessment, remediation and implementation efforts. This effect is mitigated somewhat as Learning Company intends in most instances to move, or in certain cases has moved or is in the process of moving, most accounting, data processing, telephone/PBX and other information technology processes of the business to Learning Company's systems, which are to a greater extent already year 2000 compliant.

     The Company sells both Mattel and Learning Company software products as part of its core businesses. All Mattel software products currently available for sale to consumers and those products previously purchased by consumers are year 2000 compliant. Mattel software products manufactured for the Company by third-parties under licensing agreements have been certified as year 2000 compliant by such manufacturers.

     Learning Company sold software products primarily for use in homes and schools, and has sold over the last few years products that have since been discontinued but may still be used by consumers. Additionally, products under development as of December 31, 1998 were being designed to be year 2000 compliant. Learning Company was also in the process of testing certain of its products sold in the past, for year 2000 compliance. Because Learning Company's products tend to have few time-sensitive components, the resources necessary to test its products are not expected to be significant. However, since Learning Company was still in the assessment phase of its readiness plan with respect to products, it is difficult to estimate with certainty the ultimate cost of its year 2000 plan with respect to products.

     Contingency planning is being done on a worldwide basis by all business units. Each business unit will concentrate on factors external to the Company which may adversely impact their ability to conduct operations. Specifically, for those locations where a high likelihood of a material failure exists, the Company will establish revised procedures for managing operations, including identification of alternate suppliers and vendors whose systems are year 2000 compliant. Mattel's contingency plans (phase 5) will be developed during the first half of 1999 and will be complete by July 1999. A contingency plan for Learning Company has not yet been developed, but contingency plans will be instituted at the completion of Learning Company's assessment phase.

     As of December 31, 1998, the Company has spent approximately $7 million and expects to incur a total of approximately $12 million in connection with addressing the year 2000 issue. These costs include approximately $1 million incurred by Learning Company and a total of approximately $2 million expected to be incurred by Learning Company. These costs are largely due to the use of internal resources dedicated to achieving year 2000 compliance. Costs are charged to expense as they are incurred. Work on the year 2000 issue has not delayed any internal projects that would have a material effect on the Company's consolidated financial position or results of operation. All costs of addressing the year 2000 issue will be funded from internally generated cash.

     While the Company is dedicating resources toward attaining year 2000 readiness, there is no assurance that the Company will be successful in its efforts to address all year 2000 issues. If all year 2000 issues are not properly identified and assessed or the plan implemented timely, there can be no assurance that the year 2000 issue will not materially adversely impact the Company's results of operations, liquidity and financial position or adversely affect the Company's relationships with customers, vendors or others. For example, failure to achieve year 2000 readiness for the Company's internal systems could delay its ability to manufacture and ship products or disrupt customer service and technical support facilities. The Company also relies on third parties such as manufacturing suppliers and vendors and large retail customers. If these or other third parties experience year 2000 failures or malfunctions there could be a material adverse impact on the Company's ability to conduct ongoing operations. Additionally, the Company could incur increased costs, lost sales or other negative consequences resulting from customer dissatisfaction, including litigation if its products are not year 2000 compliant.


     The above discussion regarding costs, risks and estimated completion dates for the year 2000 is based on the Company's best estimates given information that is available on December 31, 1998, and is subject to change. Actual results could differ from these estimates.

New Accounting Pronouncement

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
                                        -------------------------------------
and Hedging Activities.  This statement requires companies to record derivatives
----------------------
on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is required to adopt this statement for its fiscal year beginning January 1, 2001. Management believes the adoption of this statement will not have a material impact on the Company's consolidated financial position or results of operations.

                        Report of Independent Accountants

To the Board of Directors and Stockholders of Mattel, Inc.

  In our opinion, based on our audits and the report of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mattel, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Tyco Toys, Inc. and its subsidiaries, which statements reflect net sales of $720,954,000 for the year ended December 31, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Tyco Toys, Inc. and its subsidiaries, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

  As described in Note 12, on May 13, 1999, Mattel, Inc. merged with The Learning Company, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Mattel, Inc. with The Learning Company, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Mattel, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

/s/ PricewaterhouseCoopers LLP
------------------------------

Los Angeles, California
February 1, 1999 except
as to Note 8 and the
merger with The Learning
Company, Inc. described
in Note 12 which are as
of May 28, 1999

                         Independent Auditors' Report

To the Board of Directors and Stockholders
Tyco Toys, Inc.
Mount Laurel, New Jersey

  We have audited the consolidated statements of operations, stockholders' equity, and cash flows of Tyco Toys, Inc. and subsidiaries for the year ended December 31, 1996, not separately presented herein. Those financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Tyco Toys, Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
-------------------------

Philadelphia, Pennsylvania
February 4, 1997 except for
 note 15, as to which the
 date is March 27, 1997

                         MATTEL, INC. AND SUBSIDIARIES

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                                                      December 31, December 31,
                                                          1998         1997
                                                      ------------ ------------
                                                        (In thousands, except
                                                             share data)
                       ASSETS
                       ------
Current Assets
Cash and short-term investments.....................   $  469,213   $  883,903
Accounts receivable, less allowances of $125.1
 million at December 31, 1998 and $78.4 million at
 December 31, 1997..................................    1,150,051    1,253,343
Inventories.........................................      644,270      468,226
Prepaid expenses and other current assets...........      371,772      327,617
                                                       ----------   ----------
   Total current assets.............................    2,635,306    2,933,089
                                                       ----------   ----------
Property, Plant and Equipment
Land................................................       35,113       29,556
Buildings...........................................      271,580      198,396
Machinery and equipment.............................      569,428      516,766
Capitalized leases..................................       23,271       24,625
Leasehold improvements..............................       98,400       85,467
                                                       ----------   ----------
                                                          997,792      854,810
Less: accumulated depreciation......................      422,020      377,990
                                                       ----------   ----------
                                                          575,772      476,820
Tools, dies and molds, net..........................      187,349      163,809
                                                       ----------   ----------
Property, plant and equipment, net..................      763,121      640,629
                                                       ----------   ----------
Other Noncurrent Assets
  Intangibles, net..................................    1,484,634      684,779
  Other assets......................................      264,324      254,346
                                                       ----------   ----------
                                                       $5,147,385   $4,512,843
                                                       ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current Liabilities
Short-term borrowings...............................   $  199,006   $   52,618
Current portion of long-term liabilities............       33,666       24,376
Accounts payable....................................      362,467      411,162
Accrued liabilities.................................      748,837      702,725
Income taxes payable................................      299,058      277,902
                                                       ----------   ----------
   Total current liabilities........................    1,643,034    1,468,783
                                                       ----------   ----------
Long-Term Liabilities
6-3/4% senior notes, due 2000.......................      100,000      100,000
5-1/2% senior notes, due 2000.......................      200,955      293,650
6% senior notes, due 2003...........................      150,000          --
6-1/8% senior notes, due 2005.......................      150,000          --
Medium-term notes...................................      540,500      520,500
Mortgage note.......................................       43,007       43,573
Other...............................................      149,086      152,999
                                                       ----------   ----------
   Total long-term liabilities......................    1,333,548    1,110,722
                                                       ----------   ----------
Stockholders' Equity
Preferred stock, Series A $0.01 par value
 $200.00 liquidation preference per share,
 750.0 thousand shares authorized, issued and
 outstanding........................................            8            8
Preferred stock, Series C $1.00 par value, $125.00
 liquidation preference per share, 772.8 thousand
 shares authorized; 771.9 thousand shares issued and
 outstanding........................................          772          772
Special voting preferred stock $1.00 par value,
 $10.00 liquidation preference per share, one share
 authorized, issued and outstanding, representing
 the voting rights of 5.2 million and 1.5 million
 outstanding exchangeable shares in 1998 and 1997,
 respectively.......................................          --           --
Common stock $1.00 par value, 1.0 billion shares
 authorized; 405.1 million shares and 379.0 million
 shares issued in 1998 and 1997, respectively.......      405,114      379,011
Additional paid-in capital..........................    1,845,222    1,497,461
Deferred compensation...............................      (12,265)         --
Treasury stock at cost; 14.3 million shares and 8.8
 million shares in 1998 and 1997, respectively......     (495,347)    (285,420)
Retained earnings...................................      625,197      551,972
Accumulated other comprehensive loss................     (197,898)    (210,466)
                                                       ----------   ----------
   Total stockholders' equity.......................    2,170,803    1,933,338
                                                       ----------   ----------
                                                       $5,147,385   $4,512,843
                                                       ==========   ==========
Commitments and Contingencies (See accompanying
 notes.)

       The accompanying notes are an integral part of these statements.

  Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with The Learning Company, Inc. ("Learning Company"), accounted for as a pooling of interests. See Note 12.

                         MATTEL, INC. AND SUBSIDIARIES

             SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      For the Year
                                            ----------------------------------
                                               1998        1997        1996
                                            ----------  ----------  ----------
                                            (In thousands, except per share
                                                        amounts)
Net Sales.................................  $5,621,207  $5,455,547  $5,064,860
Cost of sales.............................   2,707,904   2,635,887   2,474,782
                                            ----------  ----------  ----------
Gross Profit..............................   2,913,303   2,819,660   2,590,078
Advertising and promotion expenses........     917,665     846,448     814,062
Other selling and administrative
 expenses.................................   1,144,801   1,013,091     934,427
Amortization of intangibles...............     129,689     487,199     467,009
Restructuring and other charges...........     157,314     343,606      12,312
Charge for incomplete technology..........      56,826      20,300      56,688
Interest expense..........................     128,468     112,612     126,929
Other income, net.........................     (13,092)     (4,812)    (10,247)
                                            ----------  ----------  ----------
Income Before Income Taxes and
 Extraordinary Item.......................     391,632       1,216     188,898
Provision for income taxes................     185,579     179,327     166,936
                                            ----------  ----------  ----------
Income (Loss) Before Extraordinary Item...     206,053    (178,111)     21,962
Extraordinary item--loss on early
 retirement of debt.......................         --       (4,610)        --
                                            ----------  ----------  ----------
Net Income (Loss).........................     206,053    (182,721)     21,962
Preferred stock dividend requirements.....       7,960      10,505       7,391
                                            ----------  ----------  ----------
Net Income (Loss) Applicable to Common
 Shares...................................  $  198,093  $ (193,226) $   14,571
                                            ==========  ==========  ==========
Basic Income (Loss) Per Common Share
  Income (loss) before extraordinary
   item...................................  $     0.51  $    (0.51) $     0.04
  Extraordinary item--loss on early
   retirement of debt.....................         --        (0.01)        --
                                            ----------  ----------  ----------
Net income (loss).........................  $     0.51  $    (0.52) $     0.04
                                            ==========  ==========  ==========
Weighted average number of common shares..     390,210     369,870     359,209
                                            ==========  ==========  ==========
Diluted Income (Loss) Per Common Share
  Income (loss) before extraordinary
   item...................................  $     0.47  $    (0.51) $     0.04
  Extraordinary item--loss on early
   retirement of debt.....................         --        (0.01)        --
                                            ----------  ----------  ----------
Net income (loss).........................  $     0.47  $    (0.52) $     0.04
                                            ==========  ==========  ==========
Weighted average number of common and
 common equivalent shares.................     421,707     369,870     368,197
                                            ==========  ==========  ==========
Dividends Declared Per Common Share.......  $     0.31  $     0.27  $     0.24
                                            ==========  ==========  ==========

       The accompanying notes are an integral part of these statements.

  Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

  Consolidated results for 1997 and 1996 have been restated retroactively for the effects of the March 1997 merger with Tyco Toys, Inc. ("Tyco"), accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            For the Year
                                                                            ----------------------------------------
(In thousands)                                                                     1998          1997         1996
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income (loss)                                                              $   206,053    $(182,721)   $  21,962
 Adjustments to reconcile net income (loss) to net cash flows from operating activities:
 Noncash restructuring and integration charges                                      32,380      115,559            -
 Depreciation                                                                      179,135      164,060      153,967
 Amortization                                                                      133,549      489,937      471,191
 Charge for incomplete technology                                                   56,826       32,467       64,697
 Loss on early retirement of debt, net of tax                                            -        4,610            -
 Increase (decrease) from changes in assets and liabilities:
   Accounts receivable                                                             141,583     (247,406)    (122,725)
   Inventories                                                                     (61,508)     (48,923)     (35,550)
   Prepaid expenses and other current assets                                           (87)    (100,296)       2,467
   Accounts payable, accrued liabilities and income taxes payable                 (104,275)     253,729       42,199
   Deferred income taxes                                                              (999)      64,015       (2,147)
   Other, net                                                                       14,719      (12,554)       5,754
                                                                               -----------    ---------    ---------
Net cash flows from operating activities                                           597,376      532,477      601,815
                                                                               -----------    ---------    ---------
Cash Flows From Investing Activities:
Purchases of tools, dies and molds                                                (114,387)     (96,006)    (108,641)
Purchases of other property, plant and equipment                                  (162,132)    (136,439)    (131,400)
Payment for acquisitions, net of cash acquired                                    (938,647)    (115,231)      (8,127)
Proceeds from sale of business and other property, plant and equipment              18,667       31,484        6,250
Payments to stockholders of The Former Learning Company                                  -            -      (25,025)
Investment in other long-term assets                                               (10,783)      (7,816)     (25,114)
Software development costs                                                         (26,786)     (27,299)     (12,344)
Sales (purchases) of short-term investments                                         19,954      (43,428)        (387)
Other, net                                                                          (1,484)         566          317
                                                                               -----------    ---------    ---------
Net cash flows used for investing activities                                    (1,215,598)    (394,169)    (304,471)
                                                                               -----------    ---------    ---------
Cash Flows From Financing Activities:
Short-term borrowings, net                                                         131,810        3,193      (20,652)
Proceeds from issuance of notes                                                    350,000      310,000            -
Proceeds from issuance of special warrants                                         134,346       57,462            -
Payments of long-term debt                                                        (106,421)    (265,499)     (58,773)
Exercise of stock options including related tax benefit                            170,233       72,290      131,195
Purchase of treasury stock                                                        (351,093)    (242,505)    (273,204)
Sale of treasury stock                                                                   -       71,248            -
Issuance of preferred stock                                                              -      (10,701)      92,702
Payment of dividends on common and preferred stock                                 (97,970)     (84,537)     (66,473)
Other, net                                                                          (6,968)      (1,083)      (4,219)
                                                                               -----------    ---------    ---------
  Net cash flows from (used) for financing activities                              223,937      (90,132)    (199,424)
                                                                               -----------    ---------    ---------
Effect of Exchange Rate Changes on Cash                                             (1,525)     (17,195)      (2,127)
                                                                               -----------    ---------    ---------
(Decrease) Increase in Cash                                                       (395,810)      30,981       95,793
Cash at Beginning of Year                                                          798,581      769,390      673,597
Effect of Broderbund's excluded results                                              1,074       (1,790)           -
                                                                               -----------    ---------    ---------
Cash at End of Year                                                                403,845      798,581      769,390
Short-term Investments                                                              65,368       85,322       41,894
                                                                               -----------    ---------    ---------
Cash and Short-term Investments at End of Year                                 $   469,213    $ 883,903    $ 811,284
                                                                               ===========    =========    =========

The accompanying notes are an integral part of these statements.

Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

Consolidated results for 1997 and 1996 have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                              Additional                                                Other
                          Preferred  Common    Paid-In    Treasury       Deferred          Retained   Comprehensive
                            Stock    Stock     Capital      Stock      Compensation        Earnings   Income (Loss)
                          --------- --------  ----------  ---------    ------------        ---------  -------------
                                              (In thousands)
Balance, December 31,
 1995
As previously reported..    $ 52    $296,080  $  432,150  $ (75,574)    $       --       $ 994,645    $ (95,673)
Pooling of interests
 with Learning Company..              56,232     411,473                                  (123,367)      (9,470)
Comprehensive income:
 Net income.............                                                                    21,962
 Unrealized (loss) on
  securities............                                                                                   (276)
 Currency translation
  adjustments...........                                                                                  7,411
                            ----    --------  ----------  ---------      ---------       ---------    ---------
Comprehensive income....                                                                    21,962        7,135
Purchase of treasury
 stock..................                 (96)     (3,337)  (269,771)
Shares issued for
 acquisitions...........              12,136     243,882
Exercise of stock
 options................               3,994      74,624
Issuance of treasury
 stock..................                         (53,554)   124,315
Conversion of
 exchangeable shares....                  54         (54)
Conversion of other
 debt...................                 190       2,863
Shares issued for
 settlement of
 expenses...............                 600      12,420
Issuance of stock
 warrant................                          26,444
Issuance of preferred
 stock..................     773                  91,929
Exercise of stock
 subscription warrants..                          (9,507)    11,658
Nonvested stock
 activity...............                           2,770     (6,627)
Dividends declared on
 common stock...........                                                                   (65,825)
Dividends declared on
 preferred stock........       2                   1,650                                    (7,391)
                            ----    --------  ----------  ---------       ---------      ---------    ---------
Balance, December 31,
 1996...................     827     369,190   1,233,753   (215,999)             --        820,024      (98,008)
Comprehensive (loss):
 Net (loss).............                                                                  (182,721)
 Unrealized gain on
  securities............                                                                                    719
 Currency translation
  adjustments...........                                                                               (113,177)
                            ----    --------  ----------  ---------       ---------      ---------    ---------
Comprehensive (loss)....                                                                  (182,721)    (112,458)
Net income of Broderbund
 for the three months
 ended November 30, 1996
 not included in results
 of operations..........                                                                     8,895
Purchase of treasury
 stock..................                (480)    (14,094)  (227,932)
Issuance of treasury
 stock..................                         (45,486)   158,511
Exercise of stock
 options................               2,135      36,655
Shares issued for
 acquisitions...........               4,362      13,591                                    (6,193)
Issuance of Learning
 Company Series A
 Preferred Stock........       8                 202,025
Issuance of Softkey
 warrants...............                          57,462
Conversion of 7% Notes..                 893      15,141
Conversion of preferred
 stock..................     (55)      2,761      (2,706)
Conversion of
 exchangeable shares....                  88         (88)
Shares issued under
 employee stock purchase
 plan...................                  62       1,208
Dividends declared on
 common stock...........                                                                   (77,528)
Dividends declared on
 preferred stock........                                                                    (10,505)
                            ----    --------  ---------   ---------       ---------       ---------    ---------
Balance, December 31,
 1997...................     780     379,011  1,497,461    (285,420)             --         551,972     (210,466)
Comprehensive income:
 Net income.............                                                                    206,053
 Unrealized gain on
  securities............                                                                                  10,249
 Currency translation
  adjustments...........                                                                                   2,319
                            ----    --------  ---------   ---------       ---------       ---------    ---------
Comprehensive income....                                                                    206,053       12,568
Net income of Broderbund
 for the month ended
 December 31, 1997 not
 included in results of
 operations.............                                                                        209
Purchase of treasury
 stock..................                                   (351,393)
Issuance of treasury
 stock..................                        (65,210)    141,466
Exercise of stock
 options................               4,682     76,749
Shares issued for
 acquisitions...........               5,503    111,011                                     (34,646)
Issuance of Softkey
 warrants...............                        134,346
Conversion of
 exchangeable shares....              10,900    (10,900)
Conversion of 5-1/2%
 Notes..................               4,122     88,880
Issuance of nonvested
 stock..................                 840     12,071                     (12,265)
Shares issued under
 employee stock purchase
 plan...................                  56        814
Dividends declared on
 common stock...........                                                                    (90,431)
Dividends declared on
 preferred stock........                                                                     (7,960)
                            ----    --------  ---------   ---------       ---------       ---------    ---------
Balance, December 31,
 1998...................    $780    $405,114 $1,845,222   $(495,347)      $ (12,265)      $ 625,197    $(197,898)
                            ====    ========  =========   =========       =========       =========    =========


                               Total
                           Stockholders'
                              Equity
                           -------------

Balance, December 31,
 1995
As previously reported..    $1,551,680
Pooling of interests
 with Learning Company..       334,868
Comprehensive income:
 Net income.............        21,962
 Unrealized (loss) on
  securities............          (276)
 Currency translation
  adjustments...........         7,411
                            ----------
Comprehensive income....        29,097
Purchase of treasury
 stock..................      (273,204)
Shares issued for
 acquisitions...........       256,018
Exercise of stock
 options................        78,618
Issuance of treasury
 stock..................        70,761
Conversion of
 exchangeable shares....           --
Conversion of other
 debt...................         3,053
Shares issued for
 settlement of
 expenses...............        13,020
Issuance of stock
 warrant................        26,444
Issuance of preferred
 stock..................        92,702
Exercise of stock
 subscription warrants..         2,151
Nonvested stock
 activity...............        (3,857)
Dividends declared on
 common stock...........       (65,825)
Dividends declared on
 preferred stock........        (5,739)
                            ----------
Balance, December 31,
 1996...................     2,109,787
Comprehensive (loss):
 Net (loss).............      (182,721)
 Unrealized gain on
  securities............           719
 Currency translation
  adjustments...........      (113,177)
                            ----------
Comprehensive (loss)....      (295,179)
Net income of Broderbund
 for the three months
 ended November 30, 1996
 not included in results
 of operations..........         8,895
Purchase of treasury
 stock..................      (242,506)
Issuance of treasury
 stock..................       113,025
Exercise of stock
 options................        38,790
Shares issued for
 acquisitions...........        11,760
Issuance of Learning
 Company Series A
 Preferred Stock........       202,033
Issuance of Softkey
 warrants...............        57,462
Conversion of 7% Notes..        16,034
Conversion of preferred
 stock..................           --
Conversion of
 exchangeable shares....           --
Shares issued under
 employee stock purchase
 plan...................         1,270
Dividends declared on
 common stock...........       (77,528)
Dividends declared on
 preferred stock........       (10,505)
                            ----------
Balance, December 31,
 1997...................     1,933,338
Comprehensive income:
 Net income.............       206,053
 Unrealized gain on
  securities............        10,249
 Currency translation
  adjustments...........         2,319
                            ----------
Comprehensive income....       218,621
Net income of Broderbund
 for the month ended
 December 31, 1997 not
 included in results of
 operations.............           209
Purchase of treasury
 stock..................      (351,393)
Issuance of treasury
 stock..................        76,256
Exercise of stock
 options................        81,431
Shares issued for
 acquisitions...........        81,868
Issuance of Softkey
 warrants...............       134,346
Conversion of
 exchangeable shares....           --
Conversion of 5-1/2%
 Notes..................        93,002
Issuance of nonvested
 stock..................           646
Shares issued under
 employee stock purchase
 plan...................           870
Dividends declared on
 common stock...........       (90,431)
Dividends declared on
 preferred stock........        (7,960)
                            ----------
Balance, December 31,
 1998...................    $2,170,803
                            ==========

        The accompanying notes are an integral part of these statements.

  Consolidated results for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests. See Note 12.

  Consolidated results for December 31, 1995 and 1996 have been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests. See Note 7.

                         MATTEL, INC. AND SUBSIDIARIES

           NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS


Note 1--Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Preparation

The supplementary consolidated financial statements include the accounts of Mattel, Inc. and its subsidiaries ("Mattel" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation, and certain amounts in the financial statements for prior years have been reclassified to conform with the current year presentation. Investments in joint ventures and other companies are accounted for by the equity method or cost basis depending upon the level of the investment and/or the Company's ability to exercise influence over operating and financial policies. Financial data for all periods presented reflect the retroactive effect of the merger, accounted for as a pooling of interests, with The Learning Company, Inc. consummated in May 1999 (see Note 12). Financial data for 1997 and 1996 reflect the retroactive effect of the merger, accounted for as a pooling of interests, with Tyco Toys, Inc. consummated in March 1997 (see Note 7).

          Preparation of the supplementary consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated into US dollars at fiscal year-end exchange rates. Income, expense and cash flow items are translated at weighted average exchange rates prevailing during the fiscal year. The resulting currency translation adjustments are recorded as a component of other comprehensive income or loss within stockholders' equity.

Cash and Short-Term Investments

Cash includes cash equivalents, which are highly liquid investments with maturities of three months or less when purchased. Because of the short maturities of these instruments, the carrying amount is a reasonable estimate of fair value.

Marketable Securities

Marketable securities, comprised principally of investments in private and publicly-traded securities, are stated at market value and classified as securities available-for-sale. Unrealized gains or losses are reported as a component of other comprehensive income or loss within stockholders' equity until realized. Quoted market prices, which approximated cost as of the balance sheet dates, are reasonable estimates of the portfolio's fair value. These marketable securities, which had a cost basis of $2.7 million as of December 31, 1998, are shown in the supplementary consolidated balance sheet as part of other assets. The Company did not have any material marketable securities as of December 31, 1997.

Inventories

Inventories, net of an allowance for excess quantities and obsolescence, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of 10 to 40 years for buildings, 18 months to 10 years for machinery and equipment, and 10 to 20 years, not to exceed the lease term, for leasehold improvements. Tools, dies and molds are amortized using the straight-line method over 18 months to 3 years.

                         MATTEL, INC. AND SUBSIDIARIES

Intangibles and Long-Lived Assets

Intangible assets consist of the excess of purchase price over the fair value of net assets acquired in purchase acquisitions, and the cost of acquired patents and trademarks. Intangible assets are amortized using the straight-line method over periods ranging from 18 months to 40 years. Accumulated amortization was $229.2 million and $187.0 million as of December 31, 1998 and 1997, respectively.

     The Company periodically reviews the carrying value of its fixed and intangible assets to identify and assess any impairment by evaluating the operating performance and future undiscounted cash flows of the underlying assets.

Revenue Recognition

Net sales of toy products are recognized upon shipment. Accruals for customer discounts and rebates, and defective returns are recorded as the related revenues are recognized.

     Net sales of software products are recognized upon shipment, provided that no significant obligations remain outstanding and collection of the receivable is probable. Costs related to insignificant post shipment obligations are accrued when revenue is recognized for the sale of the related products. Allowances for good returns are provided at the time of sale and allowances for price protection are provided at the time of commitment and are charged against revenues. The allowances for good returns and doubtful accounts are developed based on an evaluation of historical and expected sales experience and by channel of distribution, and are based on information available as of the reporting date. To the extent the future market, sell-through experience, customer mix, channels of distribution, product pricing and general economic and competitive conditions change, the estimated reserves required for returns and allowances may also change.

Advertising Costs

The Company expenses the costs of media advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of catalogue production and mailing costs that are generally amortized within three months from the date catalogues are mailed. Advertising costs associated with customer benefit programs are accrued as the related revenues are recognized. Costs related to various end-user coupon rebate programs are expensed at the time sales are made and are estimated based on the expected coupon redemption rate on a product-by-product basis and is adjusted to actual at the end of each reporting period.

Development and Software Costs

Development and software costs are expensed as incurred. Costs for new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Capitalized software development costs on a product-by-product basis are amortized using the straight-line method over the remaining estimated economic life of the product, which is generally twelve months beginning when the product is launched, which approximates the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. As of December 31, 1998 and 1997, the Company had net capitalized software development costs of $24.3 million and $13.7 million, respectively, which are included in the supplementary consolidated balance sheets as part of other current assets.

                         MATTEL, INC. AND SUBSIDIARIES

Stock-Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.
                              ---------------------------------------
Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under the Company's plans as such options are granted at not less than the quoted market price of the Company's common stock on the date of grant.

Income Taxes

The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

Income and Dividends Per Common Share

Share and per share data for all periods presented in these supplementary financial statements reflect the retroactive effects of the May 1999 Learning Company merger. The 1997 and 1996 share and per share data presented in these supplementary financial statements reflect the retroactive effects of the March 1997 Tyco merger.

     In the 1997 fourth quarter, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share. Accordingly, data for 1997
                              ------------------
and 1996 have been restated to present basic and diluted income (loss) per common share.

     Basic income (loss) per common share is computed by dividing earnings available to common stockholders by the weighted average number of common and exchangeable shares outstanding during each period. Earnings available to common stockholders represent reported net income (loss) less preferred stock dividend requirements.

    Diluted income (loss) per common share is computed by dividing diluted earnings available to common stockholders by the weighted average number of common, exchangeable and common equivalent shares outstanding during each period. The calculation of common equivalent shares assumes the exercise of dilutive stock options and warrants, net of assumed treasury share repurchases at average market prices, and conversion of dilutive preferred stock and convertible debt, as applicable. Diluted earnings available to common stockholders represent earnings available to common stockholders plus preferred stock dividend requirements and interest savings resulting from the assumed conversions of dilutive securities.

                         MATTEL, INC. AND SUBSIDIARIES

     A reconciliation of earnings available to common stockholders and diluted earnings available to common stockholders and the related weighted average shares for the years ended December 31 follows (in thousands):

                                                 1998                   1997                  1996
                                       -------------------------------------------------------------------
                                          Earnings    Shares     Earnings    Shares    Earnings    Shares
                                       -------------------------------------------------------------------
Income (loss) before extraordinary
  item                                    $206,053              $(178,111)              $21,962
Extraordinary item  loss on early
  retirement of debt                             -                 (4,610)                    -
                                       -----------           ------------           -----------
Net income (loss)                          206,053               (182,721)               21,962
Less: preferred stock dividend
  requirements                              (7,960)               (10,505)               (7,391)
                                       -----------           ------------           -----------
Earnings available to common
  stockholders                            $198,093    390,210   $(193,226)   369,870    $14,571    359,209
Dilutive securities:
  Dilutive stock options                                8,685                                        7,895
  Warrants                                              4,812                                        1,093
  Preferred stock                                -     18,000
                                       -------------------------------------------------------------------
Diluted earnings available to
  common stockholders                     $198,093    421,707   $(193,226)   369,870    $14,571    368,197
                                       ===================================================================

     Premium price stock options totaling 18.7 million were excluded from the calculation of diluted earnings per share in 1998 because they were anti-dilutive in each quarter and for the full year. Mattel preferred stock and Mattel and Learning Company convertible debt were excluded from the calculation of diluted earnings per share in all years because they were anti-dilutive. A warrant issued in 1996 to purchase 3.0 million shares of the Company's common stock was excluded from the calculation of diluted earnings per share because it was anti-dilutive in 1997 and 1996. The dilutive impact of this warrant was minimal in the first quarter and full year 1998 calculations and was anti-dilutive in the remaining quarters of 1998.

Foreign Currency Contracts

The Company enters into foreign currency forward exchange and option contracts primarily as hedges of inventory purchases, sales and other intercompany transactions denominated in foreign currencies to limit the effect of exchange rate fluctuations on its results of operations and cash flows. The Company does not enter into contracts for speculative purposes. Gains and losses related to firm commitments, which qualify for hedge accounting, are deferred and are recognized in the results of operations, balance sheet, and statement of cash flows as part of the underlying transaction. Contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations currently. If a derivative previously designated as a hedge of a foreign currency commitment is terminated prior to the transaction date of the related commitment, the resultant gain or loss is recognized at the time of maturity of the original contract as a component of other income, net.

                         MATTEL, INC. AND SUBSIDIARIES

Note 2--Income Taxes

  Consolidated pre-tax income (loss) consists of the following (in thousands):

                                                         For the Year
                                                 ------------------------------
                                                   1998      1997       1996
                                                 --------  ---------  ---------
US operations................................... $(25,271) $(373,836) $(158,234)
Foreign operations..............................  416,903    375,052    347,132
                                                 --------  ---------  ---------
                                                 $391,632  $   1,216  $ 188,898
                                                 ========  =========  =========

  The provision for current and deferred income taxes consists of the following (in thousands):

                                                          For the Year
                                                   ----------------------------
                                                     1998      1997      1996
                                                   --------  --------  --------
Current
  Federal......................................... $ 61,434  $101,916  $128,950
  State...........................................    6,500    24,796    23,070
  Foreign.........................................  110,300    82,628    68,707
                                                   --------  --------  --------
                                                    178,234   209,340   220,727
                                                   --------  --------  --------
Deferred
  Federal.........................................   18,179   (26,335)  (47,466)
  State...........................................    2,366     1,587    (2,162)
  Foreign.........................................  (13,200)   (7,962)   (4,163)
                                                   --------  --------  --------
                                                      7,345   (32,710)  (53,791)
                                                   --------  --------  --------
Provision including extraordinary item............  185,579   176,630   166,936
Benefit allocated to extraordinary item...........      --      2,697       --
                                                   --------  --------  --------
Total provision for income taxes.................. $185,579  $179,327  $166,936
                                                   ========  ========  ========

                         MATTEL, INC. AND SUBSIDIARIES

  Deferred income taxes are provided principally for net operating loss carryforwards, certain reserves, depreciation, employee compensation-related expenses, acquired technology, and certain other expenses that are recognized in different years for financial statement and income tax purposes. The Company's deferred income tax assets (liabilities) were comprised of the following (in thousands):

                                                            As of Year End
                                                         ------------------
                                                           1998      1997
                                                         --------  --------
Operating loss and tax credit carryforwards............. $254,770  $214,909
Sales allowances and inventory reserves.................  122,178    84,134
Deferred compensation...................................   37,022    27,871
Excess of tax basis over book basis.....................   21,917    57,737
Restructuring and integration charges...................   23,030    36,446
Postretirement benefits.................................   12,842    12,645
Acquired technology.. ..................................    6,170    10,991
Other...................................................   42,000    20,651
                                                         --------  --------
  Gross deferred income tax assets......................  519,929   465,384
                                                         --------  --------
Excess of book basis over tax basis.....................  (30,851)  (20,460)
Retirement benefits.....................................  (15,570)  (12,752)
Deferred intangible assets..............................  (20,329)  (10,552)
Other...................................................   (9,159)  (10,816)
                                                         --------  --------
  Gross deferred income tax liabilities.................  (75,909)  (54,580)
Deferred income tax asset valuation allowances.......... (175,144) (140,106)
                                                         --------  --------
Net deferred income tax assets.......................... $268,876  $270,698
                                                         ========  ========

  Management considered all available evidence and determined that a valuation allowance of $175.1 million was required as of December 31, 1998 for certain tax credit and net operating loss carryforwards that would likely expire prior to their utilization. However, management feels it is more likely than not that the Company will generate sufficient taxable income in the appropriate carryforward periods to realize the benefit of the remaining net deferred tax assets of $268.9 million.

  Differences between the provision for income taxes at the US federal statutory income tax rate and the provision in the supplementary consolidated statements of operations were as follows (in thousands):

                                                         For the Year
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Provision at federal statutory rates............. $136,927  $    426  $ 66,114
Increase (decrease) resulting from:
  Losses without income tax benefit..............    1,821     1,468       835
  Foreign earnings taxed at different rates,
   including withholding taxes...................  (34,221)  (40,803)  (28,198)
  State and local taxes, net of federal benefit..    5,763    17,149    13,590
  Non-deductible amortization, merger and
   restructuring charges.........................   65,493   139,363   181,418
  Effect of change in valuation allowance........   (8,766)   50,679   (21,667)
  Utilization of prior year tax benefits.........      --        --    (41,448)
  Other..........................................   18,562    11,045    (3,708)
                                                  --------  --------  --------
Total provision for income taxes................. $185,579  $179,327  $166,936
                                                  ========  ========  ========

  Appropriate US and foreign income taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted in the near future. The cumulative amount of undistributed earnings of foreign

                         MATTEL, INC. AND SUBSIDIARIES
subsidiaries that the Company intends to permanently invest and upon which no deferred US income taxes have been provided is $1.2 billion at December 31, 1998. The additional US income tax on the unremitted foreign earnings, if repatriated, would be offset in whole or in part by foreign tax credits.

     As of December 31, 1998, the Company has US net operating loss carryforwards totaling $439.3 million and credit carryforwards of $13.2 million for federal income tax purposes that were generated by Tyco prior to its March 1997 merger with Mattel, by Universal Matchbox Ltd. and subsidiaries ("Matchbox") prior to its acquisition by Tyco, by Learning Company and its subsidiaries prior to its May 1999 merger with Mattel, and by Mindscape, Inc. and its subsidiaries prior to its acquisition by Learning Company. The net operating loss carryforwards expire during the years 1999 to 2011, while $3.7 million of the tax credits expire during the years 1999 to 2003 with the remainder having no expiration date. Utilization of these loss and credit carryforwards are subject to annual limitations, and the Company has established a valuation allowance for the carryforwards which are not expected to be utilized. The goodwill recorded in connection with Tyco's 1991 acquisition of Matchbox and Learning Company's 1998 acquisition of Mindscape, Inc. have been reduced by the tax effect of the portion of the net operating losses which the Company expects to utilize.

  Certain foreign subsidiaries have net operating loss carryforwards totaling $150.1 million ($113.4 million with no expiration date, $36.6 million expiring during the years 1999 to 2003, and $0.1 million expiring after 2003).

  Generally accepted accounting principles require that tax benefits related to the exercise by employees of nonqualified stock options be credited to additional paid-in capital. In 1998, 1997 and 1996, nonqualified stock options exercised resulted in credits to additional paid-in capital totaling $38.7 million, $20.2 million and $49.8 million, respectively.

  The Internal Revenue Service has completed its examination of the Mattel, Inc. federal income tax returns through December 31, 1991.

Note 3--Employee Benefits

  Mattel and certain of its subsidiaries have retirement plans covering substantially all employees of these companies. Expense related to these plans totaled $20.0 million, $19.0 million and $16.2 million in 1998, 1997 and 1996, respectively. Activity related to Learning Company's benefit plans was not significant during any year.

                         MATTEL, INC. AND SUBSIDIARIES

 Pension Plans

  The Company provides defined benefit pension plans, which satisfy the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). With the exception of the Fisher-Price Pension Plan, activity related to the Company's pension plans, including those of foreign affiliates, was not significant during any year.

  The components of net pension income for the Fisher-Price Pension Plan, based upon an October valuation date, for the years ended December 31, 1998, 1997 and 1996 are detailed below (in thousands):

                                                     For the Period Ended
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Service cost..................................... $  2,508  $  2,594  $  2,671
Interest cost....................................   10,929    10,327     8,866
Expected return on plan assets...................  (18,949)  (16,163)  (14,784)
Amortization of:
  Unrecognized prior service cost................      108       134       150
  Unrecognized net asset.........................   (2,569)   (2,569)   (2,569)
Plan amendment loss (gain).......................    1,154      (826)      --
                                                  --------  --------  --------
Net pension income............................... $ (6,819) $ (6,503) $ (5,666)
                                                  ========  ========  ========

  Reconciliation of the funded status of Fisher-Price's domestic pension plan to the related prepaid asset included in the supplementary consolidated balance sheets is as follows (in thousands):

                                                               As of Year End
                                                              -----------------
                                                               1998      1997
                                                              -------  --------
Funded status of the plan.................................... $41,335  $ 60,809
Unrecognized net gain........................................  (4,438)  (28,271)
Unrecognized prior service cost..............................   1,366     1,474
Unrecognized net transition asset............................  (1,285)   (3,854)
                                                              -------  --------
Prepaid pension asset........................................ $36,978  $ 30,158
                                                              =======  ========

                         MATTEL, INC. AND SUBSIDIARIES

  Reconciliation of the assets and liabilities of Fisher-Price's domestic pension plan are as follows (in thousands):

                                                              As of Year End
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
Change in Plan Assets
  Plan assets at fair value, beginning of year.............. $202,887  $157,507
  Actual return on plan assets..............................    2,793    51,218
  Benefits paid.............................................   (7,768)   (5,838)
                                                             --------  --------
  Plan assets at fair value, end of year.................... $197,912  $202,887
                                                             ========  ========
Change in Projected Benefit Obligation
  Projected benefit obligation, beginning of year........... $142,078  $131,379
  Service cost..............................................    2,508     2,594
  Interest cost.............................................   10,929    10,327
  Plan amendments...........................................    1,154      (826)
  Actuarial loss............................................    7,676     4,442
  Benefits paid.............................................   (7,768)   (5,838)
                                                             --------  --------
  Projected benefit obligation, end of year................. $156,577  $142,078
                                                             ========  ========

                                                             For the Period
                                                            -------------------
                                                            1998   1997   1996
                                                            -----  -----  -----
Assumptions:
Weighted average discount rate.............................  7.50%  7.75%  7.75%
Rate of future compensation increases......................  4.00%  4.00%  4.00%
Long-term rate of return on plan assets.................... 11.00% 11.00% 11.00%

 Other Retirement Plans

  Domestic employees are eligible to participate in the Company's 401(k) savings plans, which are defined contribution plans satisfying ERISA requirements. The Company also maintains unfunded supplemental executive retirement plans which are nonqualified defined benefit plans covering certain key executives. For 1998, 1997 and 1996, the accumulated and vested benefit obligations and related expense of these plans were not significant.

 Deferred Compensation and Excess Benefit Plans

  The Company provides a deferred compensation plan which permits certain officers and key employees to elect to defer portions of their compensation. The deferred compensation plan, together with certain Company and employee contributions made to an excess benefit plan, earn various rates of return. The liability for these plans as of December 31, 1998 and 1997 was $47.8 million and $39.2 million, respectively. The Company's contribution to these plans and the related administrative expense were not significant to the results of operations during any year.

  In 1996, the Company purchased group trust-owned life insurance contracts designed to assist in funding these programs. The cash surrender value of these policies, valued at $40.7 million and $32.9 million as of December 31, 1998 and 1997, respectively, are held in an irrevocable rabbi trust which is included in other assets in the supplementary consolidated balance sheets.

                         MATTEL, INC. AND SUBSIDIARIES

 Postretirement Benefits

  Fisher-Price has an unfunded postretirement health insurance plan covering certain eligible domestic employees hired prior to January 1, 1993. Details of the expense for the Fisher-Price plan recognized in the supplementary consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996 are as follows (in thousands):

                                                               For the Year
                                                           --------------------
                                                            1998   1997   1996
                                                           ------ ------ ------
Service cost.............................................. $  218 $  284 $  344
Interest cost.............................................  2,416  2,465  2,496
                                                           ------ ------ ------
Net postretirement benefit cost........................... $2,634 $2,749 $2,840
                                                           ====== ====== ======

  Amounts included in the Company's supplementary consolidated balance sheets for this plan are as follows (in thousands):

                                                               As of Year End
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
Current retirees.............................................. $25,140  $23,846
Fully eligible active employees...............................   4,222    4,640
Other active employees........................................   4,239    4,829
                                                               -------  -------
Accumulated postretirement benefit obligation.................  33,601   33,315
Unrecognized net loss.........................................  (1,716)  (1,213)
                                                               -------  -------
Accrued postretirement benefit liability...................... $31,885  $32,102
                                                               =======  =======

  Reconciliation of the liabilities of Fisher-Price's postretirement health insurance plan are as follows (in thousands):

                                                              As of Year End
                                                              ----------------
                                                               1998     1997
                                                              -------  -------
Change in Accumulated Postretirement Benefit Obligation
  Accumulated postretirement benefit obligation, beginning of year...................................................... $33,315  $33,182
  Service cost...............................................     218      284
  Interest cost..............................................   2,416    2,465
  Actuarial loss (gain)......................................     503     (383)
  Benefits paid, net of participant contributions............  (2,851)  (2,233)
                                                              -------  -------
  Accumulated postretirement benefit obligation, end of
   year...................................................... $33,601  $33,315
                                                              =======  =======

  The discount rates used in determining the accumulated postretirement benefit obligation were 7.50% for 1998 and 7.75% for 1997 and 1996. For all participants, the health care cost trend rate for expected claim costs was assumed to be 5.50% in 1998 and remaining constant thereafter. A one percentage point increase or decrease in the assumed health care cost trend rate for each future year would have the following effect on the accumulated postretirement benefit obligation and the service and interest cost recognized as of and for the year ended December 31, 1998 (in thousands):

                                                         One Percentage Point
                                                         ---------------------
                                                          Increase   Decrease
                                                         ---------- ----------
Accumulated postretirement benefit obligation...........  $   3,531 $   (3,009)
Service and interest cost...............................        256       (218)

                         MATTEL, INC. AND SUBSIDIARIES

  The Company also maintains a contributory postretirement benefit plan for domestic employees of Mattel. The ongoing costs and obligations associated with the Mattel, Inc. plan are not significant to the Company's financial position and results of operations during any year.

 Incentive Awards

  The Company's Long-Term Incentive Plan is a three-year plan available to certain key executives of Mattel, Inc. Interim awards are paid annually based upon the financial performance of the Company over a three-year period. Amounts charged to operating expense in 1998, 1997 and 1996 under the current plan were $10.8 million, $13.8 million and $3.9 million, respectively.

  The Company also has annual incentive compensation plans for officers and key employees based on the Company's performance and subject to certain approvals of the Compensation/Options Committee of the board of directors. For the years ended December 31, 1998, 1997 and 1996, $11.7 million, $23.2 million and $12.9 million, respectively, were charged to operating expense for awards under the Mattel plans and $10.0 million, in 1996, for Tyco.

  Prior to the March 1997 merger, Tyco had a Long-Term Incentive Plan for certain senior executives, under which Tyco awarded Restricted Stock Units ("RSU"). The aggregate fair market value of the RSUs was being amortized to compensation expense by Tyco over the restriction period. At the time of the 1997 merger, the RSUs were converted into approximately 244 thousand shares of Mattel common stock which approximated the fair value of the RSUs on the merger consummation date and the remaining unamortized amount of $5.1 million was charged to operating expense in 1999.

  Prior to the May 1999 merger, Learning Company maintained the 1990 Long-Term Equity Incentive Plan for certain senior executives. Under this plan, 0.8 million shares of nonvested stock were issued during 1998. The aggregate fair market value of the nonvested stock was being amortized to compensation expense over the restriction period. At the time of the 1999 merger, the nonvested stock became fully vested as a result of change of control provisions and the remaining unamortized amount of $12.3 million will be charged to operating expense in 1999.

Note 4--Seasonal Financing and Long-Term Debt

 Seasonal Financing

  The Company maintains and periodically amends or replaces an unsecured committed revolving credit agreement with a commercial bank group that is used as the primary source of financing the seasonal working capital requirements of its domestic and certain foreign affiliates. The agreement in effect during 1998 consisted of a committed unsecured facility providing a total of $1.0 billion in seasonal financing. Within the facility, up to $700.0 million was a standard revolving credit line available for advances and backup for commercial paper issuances (a five-year facility that expires in 2003). Interest was charged at various rates selected by the Company, ranging from market commercial paper rates to the bank reference rate. The remaining $300.0 million (a five-year facility that expires in 2003) was available for nonrecourse purchases of certain trade accounts receivable of the Company by the commercial bank group providing the credit line. The agreement required the Company to meet financial covenants for consolidated debt-to-capital and interest coverage and the Company was in compliance with such covenants during 1998. This agreement will continue to be in effect during 1999. In addition, the Company avails itself of uncommitted domestic facilities provided by certain banks to issue short-term money market loans.

  To meet seasonal borrowing requirements of certain foreign affiliates, the Company negotiates individual financing arrangements, generally with the same group of banks that provided credit in the prior year. Foreign

                         MATTEL, INC. AND SUBSIDIARIES
credit lines total approximately $370 million, a portion of which is used to support letters of credit. The Company expects to extend these credit lines throughout year 2000 and believes available amounts will be adequate to meet its seasonal financing requirements. The Company also enters into agreements with banks of its foreign affiliates for nonrecourse sales of certain of its foreign subsidiary receivables.

  TLC Multimedia Inc., a wholly-owned subsidiary of Learning Company, had a revolving line of credit which provided for a maximum availability of $147.5 million, of which $40.0 million was outstanding as of December 31, 1998. Borrowings under the revolving line of credit become due on July 1, 2000 and bear interest at LIBOR plus .75% (6.4% at December 31, 1998). The revolving line of credit required Learning Company to meet certain financial covenants, was secured by a general interest in the assets of Learning Company and certain of its subsidiaries, and by a pledge of stock of certain Learning Company subsidiaries. The revolving line of credit was guaranteed by Learning Company. Upon consummation of the May 1999 merger, all outstanding borrowings under the revolving line of credit were repaid and the agreement was terminated by Mattel.

  Additionally, Learning Company, through its wholly-owned subsidiary The Learning Company Funding, Inc. (a separate special purpose corporation), was party to a receivables purchase agreement for nonrecourse sales of certain trade accounts receivable of up to $100.0 million on a revolving basis during a five year period ending September 30, 2002, of which $75.0 million and $65.0 million was utilized as of December 31, 1998 and 1997, respectively. In addition, Learning Company had a European accounts receivable facility for sales with recourse of certain European trade accounts receivable of up to $25.0 million, which was fully utilized as of December 31, 1998. Upon consummation of the May 1999 merger, all outstanding borrowings under the European accounts receivable facility were repaid and both the domestic and European accounts receivable facilities were terminated by Mattel.

  Interest rates charged on the Company's working capital credit lines are adjusted on a periodic basis; therefore, the carrying amounts of such obligations are a reasonable approximation of their fair value. Information relating to the Company's domestic and foreign credit lines and other short-term borrowings is summarized as follows (in thousands):

                                                       For the Year
                                               ------------------------------
                                                  1998       1997      1996
                                               ----------  --------  --------
   Balance at end of year
     Domestic................................. $  119,175  $ 35,150  $ 25,000
     Foreign..................................     79,831    17,468    28,924
   Maximum amount outstanding
     Domestic................................. $1,076,600  $558,000  $567,000
     Foreign..................................    141,000    67,000   113,000
   Average borrowing
     Domestic................................. $  400,800  $178,000  $215,000
     Foreign..................................     58,000    40,000    72,000
   Weighted average interest rate on average
    borrowing
     Domestic (computed daily)................        5.6%      5.7%      6.6%
     Foreign (computed monthly)...............       20.3%     11.9%     11.6%

 6-3/4% Senior Notes

  In May 1993, the Company issued $100.0 million aggregate principal amount of 6-3/4% Senior Notes maturing May 15, 2000. Interest is payable semiannually on the fifteenth day of May and November. At December 31, 1998 and 1997, the bid prices for the 6-3/4% Senior Notes, as provided by one of the underwriters, were $1,014.00 and $1,011.85, respectively, based on a par value of $1,000.00.

                         MATTEL, INC. AND SUBSIDIARIES

 5 1/2% Senior Convertible Notes ("5 1/2% Notes")

  In October 1995, Learning Company issued $350.0 million aggregate principal amount of 5 1/2% Notes maturing November 1, 2000. Interest is payable semiannually on the first day of May and November. The 5 1/2% Notes are convertible at the option of the holders into common stock at $53.00 per share. The terms of the 5 1/2% Notes provide for early redemption at the option of the issuer, in whole or in part, at any time on or after November 2, 1998 at redemption prices equal to 102.2% of the principal amount reducing annually to 100% by November 1, 2000. During the years ended December 31, 1998, 1997 and 1996, Learning Company repurchased $6.0 million, $28.0 million and $18.4 million, respectively, of 5 1/2% Notes. In June 1998, Learning Company repurchased $96.7 million of 5 1/2% Notes in exchange for issuance of 4.1 million shares of common stock. At December 31, 1998 and 1997, the bid prices for the 5 1/2% Notes, as provided by one of the underwriters, were $985.00 and $910.00, respectively, based on a par value of $1,000.00.

  The Company assumed Learning Company's obligations related to the 5 1/2% Notes upon consummation of the May 1999 merger. As a result, the 5 1/2% Notes are now convertible at the option of the holders into a number of shares of Mattel common stock determined by dividing the principal amount of the notes to be converted by the $53.00 conversion price and multiplying the resulting number by 1.2.

  In December 1995, Tribune Company made an investment in Learning Company in the form of $150.0 million aggregate principal amount of 5 1/2% Notes. These notes were sold by Tribune Company during 1997 in a private transaction to an investor group prior to the issuance by Learning Company of 750.0 thousand shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and were surrendered by the investor group for the shares of the Series A Preferred Stock.

 6% and 6 1/8% Senior Notes

  In July 1998, the Company issued $300.0 million aggregate principal amount of senior notes, $150.0 million of which were 6% Senior Notes maturing July 15, 2003 and $150.0 million of which were 6 1/8% Senior Notes maturing July 15, 2005. Interest is payable semiannually on the fifteenth day of January and July. At December 31, 1998, the bid prices for the 6% and 6 1/8% Senior Notes, as provided by one of the underwriters, was $1,004.40 and $998.65, respectively, based on a par value of $1,000.00. The proceeds of these notes were used to finance the acquisitions of Pleasant Company and Bluebird.

 Medium-Term Notes ("MT Notes")

  During the 1994 third quarter, the Company commenced a program for the issuance of debt and equity securities under various shelf registration statements. In November 1998, the Company filed its current universal shelf registration statement allowing the issuance of up to $400.0 million of debt and equity securities, all of which was available to be issued as of December 31, 1998. The following is a summary of MT Notes currently outstanding (in millions, except bid prices):

                                                     Bid Price(b)
  Year           Maturity               ---------------------------------------
 Issued  Amount    Date       Rate(a)          1998                1997
 ------  ------ ----------- ----------- ------------------- -------------------
1994.... $ 80.5 10/99-12/04 8.00%-8.55% $1,018.75-$1,112.70 $1,031.50-$1,117.80
1995....  130.0 04/02-05/07 7.01%-7.65%  1,043.20- 1,051.34  1,000.20- 1,062.90
1997....  310.0 11/04-07/12 6.70%-7.49%  1,021.59- 1,073.45  1,022.58- 1,064.90
1998....   50.0       11/13 6.50%-6.61%    990.52- 1,000.85                 --

--------
(a) Interest is payable semiannually at fixed rates on the fifteenth day of May and November.

(b) Based on a par value of $1,000.00.

                         MATTEL, INC. AND SUBSIDIARIES

 Mortgage Note

  In 1990, the Company borrowed $45.0 million under a mortgage agreement secured by its headquarters office facility in El Segundo, California. Interest accrues at 10.15% and monthly principal and interest payments are due through December 2005. The fair value of the original mortgage note, estimated by discounting future cash flows at interest rates currently available for debt with the same credit rating, similar terms and maturity date, was approximately $51 million and $57 million at December 31, 1998 and 1997, respectively.

 7% Convertible Subordinated Notes ("7% Notes")

  Upon consummation of the March 1997 merger, the Company assumed Tyco's $16.0 million obligation related to the 7% Notes. On September 10, 1997, the holder converted all of the 7% Notes into 892.7 thousand shares of Mattel common stock.

 10 1/8% Senior Subordinated Notes ("10 1/8% Notes")

  Upon consummation of the March 1997 merger, the Company assumed Tyco's $126.5 million obligation related to the 10 1/8% Notes. On August 15, 1997, the Company exercised its option and redeemed the 10 1/8% Notes at 103.797% of par together with accrued interest. In the third quarter of 1997, the Company recognized a pre-tax extraordinary loss of $7.3 million, and a related income tax benefit of $2.7 million, as a result of the early retirement.

 6 7/8% Senior Notes

  The Company's $100.0 million of 6 7/8% Senior Notes issued in August 1992 were repaid upon maturity on August 1, 1997.

 Scheduled Maturities

  The aggregate amounts of long-term debt and other obligations maturing in the next five years are as follows (in thousands):

                                        Senior    MT    Mortgage
                                        Notes    Notes    Note   Other   Total
                                       -------- ------- -------- ------ --------
       1999........................... $    --  $30,000   $600   $3,100 $ 33,700
       2000...........................  301,000     --     600      600  302,200
       2001...........................      --   30,500    700      500   31,700
       2002...........................      --   30,000    800      200   31,000
       2003...........................  150,000  30,000    800      200  181,000

Note 5--Stockholders' Equity

 Preference Stock and Preference Share Purchase Rights

  The Company is authorized to issue 20.0 million shares of $0.01 par value preference stock, of which none is currently outstanding. There are 2.0 million shares of $0.01 par value preference stock designated as Series E Junior Participating Preference Stock in connection with a distribution of Preference Share Purchase Rights (the "Rights") to the Company's common stockholders. The Rights may be exercised by their holders to purchase shares of the Company's Series E Junior Participating Preference Stock upon the occurrence of a change of control as defined in the rights agreement. The Rights will expire on February 17, 2002, unless the agreement is further extended or the Rights are earlier redeemed or exchanged by the Company.

                         MATTEL, INC. AND SUBSIDIARIES

  Preferred Stock

  The Company is authorized to issue 3.0 million shares of $1.00 par value preferred stock, of which 771.9 thousand shares were outstanding as of December 31, 1998 and 1997.

  . Series A Preferred Stock

  In December 1997, Learning Company issued 750.0 thousand shares of Series A Preferred Stock to an investor group in exchange for $150.0 million of 5-1/2% Notes. Each share of Series A Preferred Stock is convertible into 20 shares of common stock, subject to certain minimum returns on investment. The par value and liquidation preference of the Series A Preferred Stock are $0.01 and $200.00 per share, respectively. The Series A Preferred Stock is non-redeemable, bears no dividend, is subject to restrictions on resale for a period of at least 18 months, and is mandatorily convertible into common stock upon satisfaction of certain conditions. Just prior to the consummation of the May 1999 merger, each share of Series A Preferred Stock was converted into 20 shares of Learning Company common stock, and the resale restrictions expired.

  An extraordinary loss of approximately $61 million was recognized upon conversion of the 5-1/2% Notes into the Series A Preferred Stock due to the appreciation of the underlying common stock between the date the conversion agreement was signed and the date the preferred stock was issued. The resulting income tax benefit related to the extraordinary loss was also estimated to be approximately $61 million. As a result, the extraordinary loss, net of tax, was determined to be immaterial and was not disclosed as a separate item in the supplementary consolidated statement of operations for the year ended December 31, 1997.

  . Series C Mandatorily Convertible Redeemable Preferred Stock ("Series C
    Preferred Stock")

  On June 28, 1996, Tyco received net proceeds of $92.7 million from the sale of 772.8 thousand shares of Series C Preferred Stock. Each share of Series C Preferred Stock was converted into like Mattel preferred stock as a result of the March 1997 merger. The par value and liquidation preference of the Series C Preferred Stock are $1.00 and $125.00 per share, respectively. Dividends are cumulative and payable in cash on the first day of each calendar quarter at the rate of $10.3125 per annum. Series C Depositary Shares ("Depositary Shares"), each representing one twenty-fifth of a share of Series C Preferred Stock, totaling 19.3 million shares, were sold by the depositary as part of the above offering at an issue price of $5.00 per share. Each Depositary Share was converted into a like Mattel depositary share as a result of the March 1997 merger.

  Shares of the Series C Preferred Stock (and the related Depositary Shares) are convertible, at the option of the holders, at any time prior to July 1, 2000 into Mattel common stock at a rate of 0.40064 common shares for each Depositary Share, subject to adjustment under certain conditions. The Company, at its option, may redeem the Series C Preferred Stock (and the related Depositary Shares) at any time on or after July 1, 1999 for a number of Mattel common shares equal to the call price (which is initially set at $5.103 per Depositary Share and declines at specified times to $5.000 per Depositary Share as of June 30, 2000) divided by the current market price of Mattel common stock (as defined in the Certificate of Designations) or 0.40064 common shares for each Depositary Share, whichever is greater. On July 1, 2000, shares of the Series C Preferred Stock (and the related Depositary Shares) are mandatorily convertible into 0.54301 Mattel common shares for each Depositary Share.

  The Series C Preferred Stock entitles the holders of Depositary Shares to vote (at the rate of 0.48876 common shares for each Depositary Share) with the holders of the Company's common stock as a single class on all matters on which the holders of the Company's common stock may vote.

  . Series B Voting Convertible Exchangeable Preferred Stock ("Series B
    Preferred Stock")

  During 1994, Tyco sold 47.6 thousand shares of Series B Preferred Stock to a private investment group. Each share of Series B Preferred Stock was converted into like Mattel preferred stock as a result of the March

                         MATTEL, INC. AND SUBSIDIARIES

1997 merger. Until April 15, 1996, Tyco paid dividends in the form of additional shares of Series B Preferred Stock. Dividends issued in shares in lieu of cash during 1996 were valued at $1.7 million (or 1.6 thousand shares). On December 2, 1997, all outstanding shares of Series B Preferred Stock were converted by the holders into 2.8 million shares of Mattel common stock.

 Special Voting Preferred Stock

  The Company is authorized to issue one share of $1.00 par value Special Voting Preferred Stock, which was issued in exchange for one share of Learning Company special voting stock in connection with the May 1999 merger. The par value and liquidation preference of the Special Voting Preferred Stock are $1.00 and $10.00 per share, respectively. The Special Voting Preferred Stock has a number of votes equal to the number of outstanding exchangeable shares which are not owned by the Company, its subsidiaries or any entity controlled by the Company. The Special Voting Preferred Stock votes together with the holders of the Company's common stock and Series C Preferred Stock as a single class on all matters on which the holders of the Company's common stock and Series C Preferred Stock may vote. No dividends are paid on the Special Voting Preferred Stock. The Special Voting Preferred Stock will be redeemed for $10.00 on February 4, 2005, the redemption date for the exchangeable shares, unless the board of directors of the Company's subsidiary, Softkey Software Products Inc., extends or accelerates the redemption date.

 Common Stock

  In May 1998, the stockholders of the Company approved an amendment to the Company's Restated Certificate of Incorporation that increased the number of shares of authorized common stock from 600.0 million to 1.0 billion in order to accommodate issuance of common stock in connection with possible future mergers and other financing transactions, future stock dividends or splits, future awards pursuant to the Company's stock option plans, warrant exercises, and other general corporate purposes.

 Exchangeable Shares and Related Softkey Warrants

  As of December 31, 1998 and 1997, there were 5.2 million and 1.5 million outstanding exchangeable shares, respectively, which were not owned by Learning Company, its subsidiaries or any entity controlled by Learning Company. As a result of the May 1999 merger, each exchangeable share is convertible at the option of the holder, without additional payment, for the right to receive 1.2 shares of Mattel common stock until February 4, 2005. On that date, any exchangeable shares not previously converted will be redeemed at the current market price of the Company's common stock multiplied by 1.2. The redemption price will be paid in the form of the Company's common stock, plus cash equal to any unpaid dividends. The board of directors of the Company's subsidiary, Softkey Software Products Inc., may extend the automatic redemption date at its option and may accelerate the automatic redemption date if the number of outstanding exchangeable shares is less than 0.5 million. Holders of exchangeable shares are entitled to receive dividends declared on the Company's common stock multiplied by 1.2 as if the exchangeable shares had been converted into common stock. Holders of exchangeable shares vote their shares through the Special Voting Preferred Stock at the rate of 1.2 votes per exchangeable share on all matters on which the holders of the Company's common stock and Series C Preferred Stock may vote. As a result of the 1999 merger, each exchangeable share will include the right to acquire exchangeable shares under a rights agreement issued by Softkey Software Products Inc. These rights have an economically equivalent value to the Rights attached to the Company's common stock.

  During the years ended December 31, 1998, 1997 and 1996, 9.1 million, 0.1 million and 0.1 million exchangeable shares, respectively, were converted by the holders into common stock at the rate of 1.2 common shares per exchangeable share.

                         MATTEL, INC. AND SUBSIDIARIES

  In November 1997 and March 1998, the Company's Canadian subsidiary, Softkey Software Products Inc., issued 4.1 million and 8.7 million warrants in private placements in Canada for net proceeds of $57.5 million and $134.3 million, respectively. Each warrant was subsequently exchanged in accordance with its provisions into one exchangeable share without additional payment in February 1998 and July 1998. As of December 31, 1998, no Softkey warrants were outstanding.

 Stock Compensation Plans

  .Mattel Stock Option Plans

  In May 1996, the stockholders of the Company approved the Mattel 1996 Stock Option Plan. Under this plan, incentive stock options, nonqualified stock options, stock appreciation rights, nonvested stock awards, and shares of common stock may be granted to officers, key employees, and other persons providing services to the Company. In addition, nonqualified stock options may be granted to members of the Company's board of directors who are not employees of the Company.

  Generally, options are exercisable contingent upon the grantees' continued employment with the Company. Nonqualified stock options are granted at not less than 100% of the fair market value of the Company's common stock on the date of grant, generally vest at the rate of 25% per year of service, and usually expire within ten years from the date of grant. The 1996 Stock Option Plan provides that up to 1.5% of Mattel's outstanding common stock as of the first day of each calendar year will be available for awards under the plan. Grants made to individual participants cannot exceed 1.0 million shares in any single calendar year. On February 4, 1999, the Company's board of directors approved an amendment to the 1996 Stock Option Plan authorizing an additional
6.0 million shares for grant in connection with new employees of businesses acquired by the Company. The aggregate number of shares of common stock available for grants under the 1996 Stock Option Plan may not exceed 50.0 million shares. This plan expires on December 31, 2005. The Company's previous plans, the 1982 and 1990 Stock Option Plans, expired on April 14, 1992 and December 31, 1996, respectively. All outstanding awards under these plans continue to be exercisable under the terms of their respective grant agreements.

  The fair value of Mattel options granted during 1998, 1997 and 1996 has been estimated using the Black-Scholes pricing model. The expected life of these options used in this calculation has been determined using historical exercise patterns. The following weighted average assumptions were used in determining fair value:

                                                            1998   1997   1996
                                                            -----  -----  -----
   Expected life (in years)................................  3.60   3.40   3.17
   Risk-free interest rate.................................  4.61%  5.69%  6.05%
   Volatility factor....................................... 15.80% 17.40% 17.98%
   Dividend yield..........................................  0.83%  0.86%  0.82%

  The weighted average fair value of Mattel options granted during 1998, 1997 and 1996 were $7.32, $4.86 and $5.12, respectively.

                         MATTEL, INC. AND SUBSIDIARIES

  The following is a summary of stock option information and weighted average exercise prices for Mattel's stock option plans during the year (options in thousands):

                                      1998           1997           1996
                                  -------------- -------------- --------------
                                  Number  Price  Number  Price  Number  Price
                                  ------  ------ ------  ------ ------  ------
   Outstanding at January 1...... 17,307  $21.73 13,310  $18.05 14,513  $14.27
   Options granted...............  3,680   41.66  7,443   25.79  4,294   25.15
   Options exercised............. (4,284)  17.80 (2,807)  14.89 (5,267)  13.48
   Options canceled..............   (628)  29.79   (639)  22.44   (230)  16.67
                                  ------         ------         ------
   Outstanding at December 31.... 16,075  $27.02 17,307  $21.73 13,310  $18.05
                                  ======         ======         ======
   Exercisable at December 31....  5,645  $20.48  5,999  $16.29  5,263  $14.41
                                  ======         ======         ======
   Available for grant at
    December 31..................  2,358          1,072          4,074
                                  ======         ======         ======

  The following table summarizes information about the weighted average remaining contractual life (in years) and the weighted average exercise prices for Mattel stock options outstanding as of December 31, 1998 (options in thousands):

                                                                      Options
                                             Options Outstanding    Exercisable
                                           ----------------------- -------------
               Exercise Price                     Remaining
                   Ranges                  Number   Life    Price  Number Price
               --------------              ------ --------- ------ ------ ------
   $4.69 to $15.76........................  1,775   4.87    $14.50 1,775  $14.50
   16.16 to 24.00.........................  2,212   6.59     18.96 1,263   17.98
   24.70 to 25.50.........................  2,199   7.08     24.72   806   24.73
   25.75 to 25.75.........................  5,372   8.10     25.75 1,311   25.75
   26.13 to 41.38.........................  1,400   8.23     30.76   490   27.55
   42.00 to 42.00.........................  3,117   9.10     42.00   --      --
                                           ------                  -----
   $4.69 to $42.00........................ 16,075   7.60    $27.02 5,645  $20.48
                                           ======                  =====

  Prior to the March 1997 merger, Tyco had various incentive and non-qualified stock option plans that provided benefits for eligible participants. Effective with the 1997 merger, all stock options previously granted and outstanding under these plans were exchanged for approximately 363 thousand Mattel common shares (which approximated the fair value of the options as of the merger consummation date).

  In December 1993, restricted stock awards totaling 927.7 thousand shares were granted to key Mattel executives. During 1996, 244.1 thousand shares were forfeited and returned to the Company. On January 1, 1997, restrictions on the remaining 683.6 thousand shares lapsed. Compensation expense of $2.8 million was charged to operating expense in 1996. In addition, as a result of the forfeiture, $6.6 million of compensation expense that was recognized in previous periods was reversed in 1996.

  .Mattel 1997 Premium Price Stock Option Plan

  In November 1997, the Compensation/Options Committee of the board of directors approved the Mattel, Inc. 1997 Premium Price Stock Option Plan, which was subsequently approved by the Company's stockholders at the May 1998 meeting. Under this plan, premium price options may be granted to officers and other key employees of the Company. Grants made to individual participants cannot exceed 4.5 million shares in any three consecutive calendar years. Grants under the 1997 Premium Price Stock Option Plan in 1997 were intended to replace annual grants under the 1996 Stock Option Plan until the end of the year 2000.

                         MATTEL, INC. AND SUBSIDIARIES

  The exercise price of premium price options is calculated at 25% and 33-1/3% above Mattel's six-month average stock price prior to the date of grant. Options are forfeited unless the Company's common stock price reaches the premium exercise price within two years from the date of grant for options with a 25% premium price and within three years from the date of grant for options with a 33-1/3% premium price. Options granted under the plan may not be exercised for three years and expire five years from the date of grant. Each option includes a Tandem Limited Stock Appreciation Right which gives the holder the right to receive cash, shares of common stock or any combination of cash and common stock upon the occurrence of a change of control as defined in the plan. On February 4, 1999, the Company's board of directors approved an amendment to the 1997 Premium Price Stock Option Plan authorizing an additional 3.0 million shares for grant in connection with new employees of businesses acquired by the Company, bringing the aggregate number of shares of common stock available for grant under this plan to 24.0 million shares. This plan expires on December 31, 2002.

  Options to purchase 1.0 million shares and 17.7 million shares of common stock were granted during 1998 and 1997, respectively. No options were canceled, forfeited or exercisable during these periods. Shares available for grant under this plan were 2.3 million and 3.3 million as of December 31, 1998 and 1997, respectively.

  The fair value of premium price options granted during 1998 and 1997 has been estimated using the Black-Scholes pricing model. The following assumptions were used in determining fair value:

                                                                   1998   1997
                                                                   -----  -----
       Expected life (in years)...................................  5.00   5.00
       Risk-free interest rate....................................  5.80%  6.33%
       Volatility factor.......................................... 25.50% 24.10%
       Dividend yield.............................................  0.83%  0.86%

  The fair value of options granted during 1998 and 1997 was $5.10 and $4.79 for 25% premium price options and $4.92 and $4.86 for 33 1/3% premium price options, respectively.

  The following table summarizes information about the remaining contractual life (in years) and the exercise prices for premium price options outstanding as of December 31, 1998 (options in thousands):

                       Options Outstanding
        -----------------------------------------------

                                            Remaining
        Number                           Life    Price
        -----                          --------- ------
         8,894                           3.85    $42.31
         8,767                           3.85     44.87
           500                           4.54     50.46
           500                           4.54     53.83
        ------                                   ------
        18,661                                   $44.04
        ======                                   ======

  .Learning Company Stock Option Plans

  Prior to the May 1999 merger, Learning Company and its subsidiaries had various incentive and nonqualified stock option plans that provided benefits for eligible employees and non-employee directors. Effective with the 1999 merger, each outstanding option under these plans was converted into an option to purchase 1.2 shares of Mattel common stock. The exercise price of such options was adjusted by dividing the Learning Company option price by 1.2. Other than options granted under some plans assumed by Learning Company in connection with recent acquisitions, all Learning Company stock options vested and became fully exercisable as a result of the 1999 merger.

                         MATTEL, INC. AND SUBSIDIARIES

  The fair value of Learning Company options granted during 1998, 1997 and 1996 has been estimated using the Black-Scholes pricing model. The expected life of these options used in this calculation has been determined using historical exercise patterns. The following weighted average assumptions were used in determining fair value:

                                                            1998   1997   1996
                                                            -----  -----  -----
       Expected life (in years)............................  6.00   4.00   4.00
       Risk-free interest rate.............................  5.13%  6.00%  5.47%
       Volatility factor................................... 68.00% 75.00% 78.57%
       Dividend yield......................................   --     --     --

  The weighted average fair value of Learning Company options granted during 1998, 1997 and 1996 were $10.14, $8.81 and $8.99, respectively.

  The following is a summary of stock option information and weighted average exercise prices for Learning Company's stock option plans during the year (options in thousands):

                                      1998           1997           1996
                                  -------------- -------------- --------------
                                  Number  Price  Number  Price  Number  Price
                                  ------  ------ ------  ------ ------  ------
   Outstanding at January 1...... 16,396  $14.43 14,694  $18.63  9,874  $14.89
   Options assumed in
    acquisitions.................    --      --     860    3.98  1,437    6.99
   Options granted...............  8,979   15.29  9,695   11.12  9,643   19.11
   Options exercised............. (4,660)   8.77 (1,489)   7.43 (3,983)   6.74
   Options canceled.............. (3,089)  21.70 (7,364)  16.12 (2,277)  17.98
                                  ------         ------         ------
   Outstanding at December 31.... 17,626  $14.30 16,396  $14.43 14,694  $18.63
                                  ======         ======         ======
   Exercisable at December 31....  6,602  $15.04  7,154  $13.05  5,558  $13.81
                                  ======         ======         ======
   Available for grant at
    December 31..................  4,709          3,270          1,743
                                  ======         ======         ======

  The following table summarizes information about the weighted average remaining contractual life (in years) and the weighted average exercise prices for Learning Company stock options outstanding as of December 31, 1998 (options in thousands):

                                                                      Options
                                             Options Outstanding    Exercisable
                                           ----------------------- -------------
               Exercise Price                     Remaining
                   Ranges                  Number   Life    Price  Number Price
               --------------              ------ --------- ------ ------ ------
   $0.00 to $7.71.........................  2,281   8.19    $ 4.00   727  $ 4.98
   8.13 to 12.92..........................  4,141   7.74     10.36 2,591    9.34
   12.97 to 23.96.........................  9,651   7.94     15.79 2,406   18.38
   24.06 to 34.51.........................  1,517   7.95     29.54   856   29.85
   79.92 to 79.92.........................     36   1.83     79.92    22   79.92
                                           ------                  -----
   $0.00 to $79.92........................ 17,626   7.92    $14.30 6,602  $15.04
                                           ======                  =====

  In March 1997, in order to provide a competitive employment environment for employee retention and hiring, Learning Company instituted an option exchange program under which certain employees (other than employee directors) with options exercisable at $8.67 per share or higher were given the opportunity to exchange such options for options with an exercise price of $8.67 per share. A total of 4.4 million options were exchanged and have been included in the canceled and granted totals for the year ended December 31, 1997.

                         MATTEL, INC. AND SUBSIDIARIES

  .Compensation Cost

  Mattel, Tyco and Learning Company each adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in the results of operations for nonqualified stock options granted under these plans during the years ended December 31, 1998, 1997 and 1996. Had compensation cost for nonqualified stock options been determined based on their fair value at the date of grant consistent with the method of accounting prescribed by SFAS No. 123, the Company's net income (loss) and earnings per share would have been reduced as follows (amounts in millions except per share data):

                                                     For the Year Ended
                                       -------------------------------------------
                                             1998           1997           1996
                                       -------------------------------------------
Net income (loss)
  As reported                                 $206.1         $(182.7)       $ 22.0
  Stock option plans                           (67.1)          (38.6)        (24.9)
  Premium price stock option plan              (21.1)              -             -
                                       -------------------------------------------
    Pro forma income (loss)                   $117.9         $(221.3)       $ (2.9)
                                       ===========================================

Income (loss) per share
Basic
  As reported                                 $ 0.51         $ (0.52)       $ 0.04
  Stock option and premium price
    option plans                               (0.17)          (0.11)        (0.07)
                                       -------------------------------------------
    Pro forma basic income (loss)             $ 0.34         $ (0.63)       $(0.03)
                                       ===========================================

Diluted
  As reported                                 $ 0.47         $ (0.52)       $ 0.04
  Stock option and premium price
    option plans                               (0.16)          (0.11)        (0.07)
                                       -------------------------------------------
    Pro forma diluted income (loss)           $ 0.31         $ (0.63)       $(0.03)
                                       ===========================================

  The pro forma effect on the Company's 1998, 1997 and 1996 net income is not indicative of the pro forma effect in future years, because it does not take into consideration the pro forma expense related to grants made prior to 1995.

 Stock Subscription Warrants

  Mattel currently has outstanding warrants exercisable into 751.4 thousand shares of the Company's common stock at an exercise price of approximately $4.77 per share. These warrants expire on June 30, 2000.

  Learning Company currently has outstanding warrants exercisable into 146.2 thousand shares of common stock at an exercise price of approximately $5.13 per share. These warrants expire on June 30, 1999. The Company assumed Learning Company's obligation related to these warrants upon consummation of the May 1999 merger.

 Disney Warrant

  In June 1996, Mattel entered into a licensing agreement with Disney Enterprises, Inc. Pursuant to this agreement, the Company issued Disney a warrant to purchase 3.0 million shares of the Company's common stock at an exercise price of $27.375 per share. This warrant cannot be exercised prior to April 2, 1999 and expires no later than April 2, 2004. The warrant's fair value of $26.4 million was determined using the Black-Scholes pricing model, assuming an expected life of eight years, a dividend yield of 0.88%, a risk-free interest rate of 6.17%, and a volatility factor of 27.60%.

  The fair value of the warrant is amortized as a component of royalty expense when the related properties are introduced over the period the related revenues are recognized. During 1998 and 1997, $3.2 million and $1.1 million, respectively, was recognized in the results of operations related to this warrant.

 Learning Company Employee Stock Purchase Plan

  In December 1997, Learning Company stockholders approved the 1997 Employee Stock Purchase Plan, which provided certain eligible employees with the opportunity to purchase shares of common stock at a price of 85% of the price listed on the New York Stock Exchange at various specified purchase dates. The plan met

                         MATTEL, INC. AND SUBSIDIARIES
the criteria established in SFAS No. 123 for noncompensatory employee stock purchase plans and therefore, no compensation expense was recorded in connection with this plan. During the year ended December 31, 1998, 56.5 thousand shares were purchased by employees under this plan. As a result of the May 1999 merger, the 1997 Employee Stock Purchase Plan was terminated.

  Prior to their merger with Learning Company, Broderbund also had an employee stock purchase plan. During the year ended December 31, 1997, approximately 62 thousand shares were purchased by employees under this plan. As a result of the merger with Learning Company, the Broderbund employee stock purchase plan was terminated.

Common Stock Repurchase Plan

  Mattel's common stock repurchase plan, initiated in May 1990, provides for the repurchase of common shares to fund the Company's stock option plans. The number of shares to be repurchased is authorized on an annual basis by the board of directors based upon anticipated reissuance needs. During 1998, 1997, and 1996, Mattel repurchased 9.7 million, 6.5 million, and 10.0 million shares, respectively.

 Dividends and Capital Transactions

  A regular quarterly cash dividend has been declared by the Mattel board of directors on the Company's common stock since the second quarter of 1990. The board of directors increased the quarterly cash dividend from $0.07 per common share to $0.08 per common share in the second quarter of 1998. Learning Company did not pay dividends on its common stock during the years ended December 31, 1998, 1997 and 1996. Tyco was precluded from paying cash dividends on its common stock for the year ended December 31, 1996 due to limitations set forth in its various debt agreements.

Note 6--Commitments and Contingencies

 Leases

  The Company routinely enters into noncancelable lease agreements for premises and equipment used in the normal course of business. The following table shows the future minimum obligations under lease commitments in effect at December 31, 1998 (in thousands):

                                                          Capitalized  Operating
                                                            Leases      Leases
                                                          -----------  ---------
     1999................................................   $   400    $ 51,500
     2000................................................       300      40,600
     2001................................................       300      29,400
     2002................................................       300      16,600
     2003................................................       300      10,500
     Thereafter..........................................     9,600      14,900
                                                            -------    --------
                                                            $11,200(a) $163,500
                                                            =======    ========

--------
(a) Includes $8.7 million of imputed interest.

  Rental expense under operating leases amounted to $66.6 million, $71.5 million and $65.0 million for 1998, 1997 and 1996, respectively, net of sublease income of $0.5 million, $0.3 million and $0.5 million in 1998, 1997 and 1996, respectively.

                         MATTEL, INC. AND SUBSIDIARIES

 Commitments

  In the normal course of business, the Company enters into contractual arrangements to obtain and protect the Company's right to create and market certain products and for future purchases of goods and services to ensure availability and timely delivery. Such arrangements include royalty payments pursuant to licensing agreements and commitments for future inventory purchases. Certain of these commitments routinely contain provisions for guaranteed or minimum expenditures during the terms of the contracts. Current and future commitments for guaranteed payments reflect the Company's focus on expanding its product lines through alliances with businesses in other industries, such as television and motion picture entertainment companies.

  The largest commitment involves the Company's 1991 agreement with The Walt Disney Company. This licensing agreement, which contains annual minimum royalty guarantees, permits the Company to use the Disney name and certain characters on preschool and infant products through September 2002. In related agreements, the Company participates in attractions and toy stores at three Disney theme parks under agreements in effect through June 2002. Under these agreements, the Company makes semi-annual payments to Disney.

  In June 1996, the Company entered into a licensing agreement with Disney Enterprises, Inc. for an expanded strategic alliance, which grants the Company exclusive worldwide rights (with certain exceptions) to produce toys based on all children-oriented Disney television and film properties introduced, commencing summer 1997. The agreement spans three years, with the Company having the right for up to two additional years to market merchandise from film properties produced during the second and third years. The initial term of the agreement may be renewed for an additional three-year period upon mutual consent. This agreement contains minimum royalty guarantees that are contingent upon the number and nature of the properties introduced by Disney. Commitments for 1999 introductions are expected to approximate $19 million payable over a three-year period. Future commitments could be up to $37.8 million per introduction year. Pursuant to the agreement, the Company issued Disney a stock warrant, valued at $26.4 million, to purchase 3.0 million shares of the Company's common stock.

  Licensing and related agreements provide for terms extending from 1999 through 2003 and contain provisions for future minimum payments as shown in the following table (in thousands):

                                                                        Minimum
                                                                        Payments
                                                                        --------
     1999.............................................................. $141,000
     2000..............................................................   98,000
     2001..............................................................   94,000
     2002..............................................................   58,000
     2003..............................................................    9,000
                                                                        --------
                                                                        $400,000
                                                                        ========

  Royalty expense for the years ended December 31, 1998, 1997 and 1996 was $234.2 million, $225.8 million and $174.5 million, respectively.

  As of December 31, 1998, the Company had outstanding commitments for 1999 purchases of inventory of approximately $60 million.

 Foreign Currency Contracts

  To limit the exposure associated with exchange rate movements, the Company enters into foreign currency forward exchange and option contracts primarily as hedges of inventory purchases, sales and other intercompany

                         MATTEL, INC. AND SUBSIDIARIES
transactions denominated in foreign currencies. These contracts generally have maturity dates of up to 18 months. Gains or losses related to firm commitments, which qualify for hedge accounting, are deferred and are recognized in the results of operations as part of the underlying transaction. Contracts that do not qualify for hedge accounting are marked to market with gains and losses recognized in the results of operations currently. Had the Company not entered into hedges to limit the effect of exchange rate fluctuations on results of operations and cash flows, the favorable effect on 1998 pre-tax income would have approximated $5 million.

  As of December 31, 1998 and 1997, Mattel held the following contracts to sell foreign currencies (in thousands):

                                                   1998              1997
                                             ----------------- -----------------
                                                        Fair              Fair
                                              Amount   Value    Amount   Value
                                             -------- -------- -------- --------
   Forwards................................. $392,972 $394,340 $353,085 $351,169
   Options..................................      --       --    93,547   90,500
                                             -------- -------- -------- --------
                                             $392,972 $394,340 $446,632 $441,669
                                             ======== ======== ======== ========

  Fair value for forwards reflects the amount, based on dealer quotes, Mattel would receive at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1998 and 1997, respectively. During 1998, Mattel did not enter into any new option contracts and no option contracts remained outstanding as of December 31, 1998. As of December 31, 1997, the fair value for options reflects the amount of US dollars Mattel would receive from the current contracts, less the respective year-end option value. The option value is determined based on dealer quotes for contracts involving the same currencies and maturity dates.

  As of December 31, 1998 and 1997, Mattel held $189.1 million and $362.1 million, respectively, of foreign currency forward exchange contracts to purchase foreign currencies. The fair value of these contracts was $201.8 million and $346.5 million as of December 31, 1998 and 1997, respectively. Fair value reflects the amount, based on dealer quotes, Mattel would pay at maturity for contracts involving the same currencies and maturity dates, if they had been entered into as of year-end 1998 and 1997, respectively.

  Learning Company did not enter into any foreign currency exchange or option contracts.

                         MATTEL, INC. AND SUBSIDIARIES

  The following table summarizes Mattel's foreign currency contracts by major currency as of December 31, 1998 and 1997 (in thousands of US dollars):

                                                  1998              1997
                                            ----------------- -----------------
                                              Buy      Sell     Buy      Sell
                                            -------- -------- -------- --------
   US dollars.............................. $392,972 $189,122 $446,632 $362,083
   German marks............................   19,119  144,660   19,179   73,977
   Italian lira............................   20,014   68,358   38,277   53,161
   Malaysian ringgits......................      --       --    53,304      --
   Hong Kong dollars.......................   55,829      --   148,084    2,527
   French francs...........................   27,435    9,105      --    52,756
   British pounds sterling.................    6,548   66,856   32,548   72,580
   Canadian dollars........................   16,144   18,794   22,608      --
   Spanish pesetas.........................    5,625    2,899      --    19,363
   Dutch guilders..........................    5,079    8,086   12,778   49,967
   Japanese yen............................      --    12,501      --     7,956
   Australian dollars......................    4,988   21,610    6,398      --
   Belgian francs..........................      --    11,641      --    60,038
   Swiss francs............................   18,341      --    13,677      --
   Mexican peso............................      --    22,000      --    50,200
   Indonesian rupiah.......................   10,000      --    15,230      --
   Other (under $5,000)....................      --     6,462      --     4,107
                                            -------- -------- -------- --------
                                            $582,094 $582,094 $808,715 $808,715
                                            ======== ======== ======== ========

  In order to minimize the risk of counterparty non-performance, the Company executes its foreign currency forward exchange and option contracts with financial institutions believed to be credit-worthy, generally those that provide the Company with its working capital lines of credit.

  Market risk exposures exist with respect to the settlement of foreign currency transactions during the year because currency fluctuations cannot be predicted with certainty. The Company seeks to mitigate its exposure to market risk by monitoring its currency exchange exposure for the year and partially or fully hedging such exposure. In addition, the Company manages its exposure through the selection of currencies used for international borrowings and intercompany invoicing. Mattel does not trade in financial instruments for speculative purposes.

 Litigation

  .Beaverton, Oregon

  Mattel operates a manufacturing facility on a leased property in Beaverton, Oregon that was acquired as part of the March 1997 merger with Tyco. In March 1998, samples of groundwater used by the facility for process water and drinking water disclosed elevated levels of certain chemicals, including trichloroethylene ("TCE"). Mattel immediately closed the water supply and self-reported the sample results to the Oregon Department of Environmental Quality ("DEQ") and Oregon Health Division. Mattel also implemented an employee communication and medical screening program.

  In November 1998, Mattel and another potentially responsible party entered into a consent order with the DEQ to conduct a remedial investigation/feasibility study at the facility, to propose an interim remedial action measure and to continue the community outreach program to employees, former employees and surrounding

                         MATTEL, INC. AND SUBSIDIARIES
landowners. It is not presently possible to estimate the cost to the Company related to the DEQ's investigation and any subsequent orders for work.

  .Toys R Us

  On September 25, 1997, an administrative law judge of the Federal Trade Commission issued his initial decision in the matter In re Toys R Us, Inc. The administrative law judge made findings of fact and conclusions of law that the toy retailer Toys R Us, Inc. had violated federal antitrust laws and entered into vertical and horizontal arrangements with various toy manufacturers, including Mattel, whereby the manufacturers would refuse to do business with warehouse clubs, or would do business with warehouse clubs only on terms acceptable to Toys R Us. On October 13, 1998, the Federal Trade Commission issued an opinion and a final order affirming the findings and conclusions of the administrative law judge. Toys R Us has now filed a notice of appeal in the United States Court of Appeals for the Seventh Circuit.

  Following the announcement of the administrative law judge's decision, Mattel was named as a defendant, along with certain other toy manufacturers, in a number of antitrust actions in various states related to the Toys R Us matter. The Company has also been named as a defendant in a series of private treble damage class actions under federal antitrust laws that have been filed in various federal district courts.

  Since May 1998, Mattel has participated in settlement negotiations conducted with the aid of a mediator. In connection with the settlement agreement, Mattel recognized a $6.0 million pre-tax charge in the fourth quarter of 1998. The settlement agreement calls for Mattel to make cash and toy contributions prior to November 1999. Until such time as these matters are concluded in the various courts involved, Mattel intends to vigorously defend itself in the litigation in which it is named involving Toys R Us.

  .Greenwald

  On October 13, 1995, Michelle Greenwald filed a complaint against Mattel in Superior Court of the State of California, County of Los Angeles. Ms. Greenwald is a former employee of Mattel who was terminated in July 1995. Her complaint sought $50 million in general and special damages, plus punitive damages, for breach of oral, written and implied contract, wrongful termination in violation of public policy and violation of California Labor Code Section 970. Ms. Greenwald claimed that her termination resulted from complaints she made to management concerning general allegations that the Company did not properly account for sales and certain costs associated with sales and more specific allegations that the Company failed to properly account for certain royalty obligations to The Walt Disney Company. During 1996 and 1997, the Company's motions for summary judgment on all areas of her complaint were granted. In 1998, Ms. Greenwald filed a notice of appeal, which is still pending. The Company intends to defend the action vigorously, including her appeal.

  .Business Combination with Learning Company

  During December 1998, a total of six separate purported class action complaints were filed by several stockholders of Learning Company in the Court of Chancery of the State of Delaware in and for New Castle County against Learning Company and its board of directors for alleged breaches of fiduciary duties in connection with the May 1999 merger. The six complaints have since been consolidated. The consolidated complaint seeks the certification as a class of all Learning Company stockholders, an injunction against the merger, rescission if the merger is consummated, damages, costs and disbursements, including attorneys' fees. The consolidated complaint alleges that Learning Company's board of directors breached their fiduciary duties to Learning Company's stockholders by, among other things, failing to conduct due diligence sufficient to have discovered material, adverse information concerning Mattel's anticipated operational and financial results and agreeing to an exchange ratio that failed to protect Learning Company stockholders against a decline in the value of Mattel common stock. The consolidated complaint names Mattel as an additional defendant, claiming that Mattel aided and abetted the alleged breaches of fiduciary duty. Mattel will aggressively defend itself against the action.

  .Other Matters

  The Company is also involved in various other litigation and legal matters, including claims related to intellectual property, product liability, labor and environmental cleanup, which are being addressed or defended in the ordinary course of business. Management believes that any liability, which may potentially result upon resolution of such matters, will not have a material adverse effect on Mattel's consolidated financial position or results of operations.

                         MATTEL, INC. AND SUBSIDIARIES

Note 7 - Acquisitions and Nonrecurring Items

Mattel Acquisitions

During 1998, Mattel acquired Pleasant Company and Bluebird, which were accounted for using the purchase method of accounting. The results of operations of the acquired companies have been included in the Company's supplementary consolidated financial statements from their respective dates of acquisition.

     In July 1998, Mattel completed its acquisition of Pleasant Company, a Wisconsin-based direct marketer of books, dolls, clothing, accessories, and activity products included under the American Girl brand name. The purchase price, including investment advisor and other costs directly related to the acquisition, was approximately $715 million. The excess of cost over the estimated fair market value of tangible net assets acquired was approximately $690 million. Total excess has been allocated to customer lists, a covenant not-to-compete, and magazine subscription lists which are being amortized on a straight-line basis over a 3 to 15 year period, with the remaining excess being amortized on a straight-line basis over 40 years.

     In June 1998, Mattel acquired Bluebird, a company organized in the United Kingdom, from which Mattel licensed the product designs for its Polly Pocket and Disney Tiny Collections brands, as well as the Polly Pocket trademarks. The aggregate purchase price, including investment advisor and other directly related expenses, was approximately $80 million. Intercompany accounts and transactions between Bluebird and the Company have been eliminated. The excess of cost over the estimated fair market value of tangible net assets acquired was approximately $60 million, which is being amortized on a straight-line basis over 40 years.

Learning Company Acquisitions

Learning Company acquired Sofsource, Inc. and Mindscape, Inc. in 1998, Creative Wonders, L.L.C. and Parsons Technology in 1997, and Minnesota Educational Computing Corporation in 1996, each of which were accounted for using the purchase method of accounting. The results of operations of the acquired companies have been included in the supplementary consolidated financial statements from their respective dates of acquisition.

  In June 1998, Learning Company acquired Sofsource, Inc., an educational software company. The purchase price was $45.0 million, which was settled through the issuance of 2.0 million shares of common stock. The purchase price was allocated to incomplete technology, and brands and trade names, with the remainder to goodwill. The portion of the purchase price allocated to incomplete technology of $14.9 million was charged to expense during 1998, while the amounts allocated to brands and trade names, and goodwill were capitalized and are each being amortized on a straight-line basis over their estimated useful lives of 10 years.

                         MATTEL, INC. AND SUBSIDIARIES

  In March 1998, Learning Company acquired Mindscape, Inc., a consumer software company, and certain affiliated companies. The purchase price was $152.6 million, which was settled in cash of $122.6 million and through the issuance of
1.6 million shares of common stock. The purchase price was allocated to incomplete technology, completed technology and products, and brands and trade names, with the remainder to goodwill. The portion of the purchase price allocated to incomplete technology of $40.0 million was charged to expense during 1998, while the amounts allocated to completed technology and products, brands and trade names, and goodwill were capitalized and are being amortized on a straight-line basis over their estimated useful lives of 2, 10 and 10 years, respectively.

  In October 1997, Learning Company acquired Creative Wonders, L.L.C., an educational software company. The purchase price of $37.8 million, including the value of employee stock options assumed and transaction costs, was allocated to incomplete technology, and brands and related content rights. The portion of the purchase price allocated to incomplete technology of $1.1 million was charged to expense during 1997, while the amount allocated to brands and related content rights was capitalized and is being amortized on a straight-line basis over the estimated useful life of 10 years.

  In August 1997, Learning Company acquired Parsons Technology, a direct-to-consumer marketing organization which publishes a range of consumer software. The purchase price of $31.0 million, including transaction costs, was allocated to incomplete technology, customer lists, and brands and related content rights. The portion of the purchase price allocated to incomplete technology of $10.0 million was charged to expense during 1997, while the amounts allocated to customer lists and brands and related content rights were capitalized and are being amortized on a straight-line basis over their estimated useful lives of 3 and 10 years, respectively.

  In May 1996, Learning Company acquired Minnesota Educational Computing Corporation, a publisher and developer of high quality children's educational software sold to consumers and schools. The purchase price was $284.6 million, including transaction costs, the value of employee stock options assumed, and deferred income taxes related to certain identifiable intangible assets acquired. The purchase price, which was settled through the issuance of 11.1 million shares of common stock, was allocated to incomplete technology, completed technology, and brands and related content rights, with the remainder to goodwill. The portion of the purchase price allocated to incomplete technology of $56.7 million was charged to expense during 1996, while the amounts allocated to completed technology, brands and related content rights, and goodwill were capitalized and are being amortized on a straight-line basis over their estimated useful lives of 2, 10 and 10 years, respectively.

  Learning Company also made other minor acquisitions during 1997 and 1996 which were accounted for using the purchase method. These acquisitions resulted in the issuance of 0.4 million and 1.0 million shares of common stock in the years ended December 31, 1997 and 1996, respectively.

Pro Forma Effect of 1998 Acquisitions

The unaudited pro forma results of operations for 1998 acquisitions accounted for using the purchase method of accounting are as follows (amounts in thousands except per share data):

                                                             Acquired          Pro Forma
                                            Mattel           Companies         Combined

------------------------------------------------------------------------------------------
1998
Net sales                                   $5,621,207         $ 103,862        $5,725,069
Income before extraordinary item               206,053          (102,175)          103,878
Net income                                     206,053          (102,175)          103,878
Basic income per share                            0.51                                0.24
Diluted income per share                          0.47                                0.22

1997
Net sales                                   $5,455,547         $ 550,659        $6,006,206
Loss before extraordinary item                (178,111)          (61,827)         (239,938)
Net loss                                      (182,721)          (61,827)         (244,548)
Basic loss per share
  Loss before extraordinary item                 (0.51)                              (0.65)
  Net loss                                       (0.52)                              (0.66)
Diluted loss per share
  Loss before extraordinary item                 (0.51)                              (0.65)
  Net loss                                       (0.52)                              (0.66)
------------------------------------------------------------------------------------------

     The amounts shown for acquired companies assumes that the Company's 1998 acquisitions occurred on January 1, 1997. Pro forma adjustments have been made to reflect the amortization of intangible assets and goodwill capitalized as a result of the acquisitions, incremental interest expense that would have been incurred as a result of financing the acquisition of Pleasant Company as of January 1, 1997, and elimination of intercompany sales and margins related to the acquisition of Bluebird.

                         MATTEL, INC. AND SUBSIDIARIES

Mattel Business Combination

In March 1997, Mattel completed its merger with Tyco, accounted for as a pooling of interests. Under the merger agreement, each outstanding share of Tyco common stock was converted into the right to receive 0.48876 Mattel common shares and resulted in the issuance of approximately 17 million shares. Tyco restricted stock units and stock options outstanding as of the merger date were exchanged for approximately 0.6 million Mattel common shares. In addition, each share of Tyco Series B and Series C Preferred Stock was converted into like Mattel preferred stock. Financial information for periods prior to the merger reflect the retroactive restatement of the companies' combined financial position and operating results.

Learning Company Business Combinations

Pursuant to an Agreement and Plan of Merger dated June 21, 1998, a merger was consummated between Learning Company and Broderbund Software, Inc. ("Broderbund"), a publisher and developer of consumer software for the home and school market, on August 31, 1998. The stock-for-stock transaction was approved by the stockholders of Broderbund, after which Broderbund became a wholly-owned subsidiary of Learning Company. Under the merger agreement, each outstanding share of Broderbund common stock was converted into the right to receive 0.80 shares of Learning Company common stock and resulted in the issuance of approximately 17 million shares of Learning Company common stock.

     This transaction was accounted for as a pooling of interests, and accordingly, financial information for periods prior to the merger reflect the retroactive restatement of the companies' combined financial position and operating results. The supplementary consolidated balance sheet as of December 31, 1997 has been combined with the balance sheet of Broderbund as of November 30, 1997. The supplementary consolidated statement of stockholders' equity for the year ended December 31, 1998 has been adjusted to include Broderbund's unrealized gain on securities of $0.5 million (included in comprehensive income) and net income of $0.2 million for the month ended December 31, 1997. Broderbund's net sales and operating expenses for the month ended December 31, 1997 were $28.7 million and $28.0 million, respectively. The supplementary consolidated statements of operations, cash flows and stockholders' equity for the years ended December 31, 1997 and 1996 have been combined with those of Broderbund for the twelve-month period ended November 30, 1997 and the fiscal year ended August 31, 1996. Broderbund's results of operations for the period from September 1, 1996 through November 30, 1996 have been omitted from the supplementary consolidated statements of operations. The supplementary consolidated statement of stockholders' equity for the year ended December 31, 1997 has been adjusted to include Broderbund's net income of $8.9 million for the period from September 1, 1996 through November 30, 1996. Broderbund's net sales and operating expenses for the period from September 1, 1996 through November 30, 1996 were $61.5 million and $25.8 million, respectively.

     Learning Company also merged with Palladium Interactive, Inc. and P.F. Magic, Inc. in 1998 and TEC Direct, Inc., Microsystems Software, Inc., Skills Bank Corporation and Learning Services Inc. in 1997, each of which were accounted for as poolings of interests. The supplementary consolidated financial statements have not been retroactively restated for the results of operations and financial position of these companies as they were deemed to be immaterial to the supplementary consolidated financial statements for those periods. The supplementary consolidated statements of stockholders' equity for the years ended December 31, 1998 and 1997 have been adjusted to include the historical results of operations of the acquired companies of $34.6 million and $6.2 million, respectively. A total of 1.6 million and 3.8 million common shares were issued in the years ended December 31, 1998 and 1997, respectively, as a result of these mergers.

                         MATTEL, INC. AND SUBSIDIARIES

Restructuring and Other Charges

During the years ended December 31, 1998, 1997 and 1996, the Company incurred restructuring and other charges related to the following:

1998 - the integration of the business operations of Broderbund and Mindscape, Inc. as a result of their respective acquisitions, a voluntary recall of certain Power Wheels(R) ride-on vehicles, and the settlement of the Toys R Us-related antitrust litigation

1997 - the integration of the business operations of Tyco as a result of its acquisition, further restructuring of the business operations of Mattel by consolidating some manufacturing and distribution operations, eliminating duplicative marketing and administrative offices, terminating various distributor and licensing arrangements, and abandoning some product lines, and integration of the business operations of Creative Wonders, L.L.C., Learning Services, Inc., Skills Bank Corporation, Microsystems Software, Inc. and TEC Direct, Inc. as a result of their respective acquisitions

1996 - the integration of the business operations of Minnesota Educational Computing Corporation as a result of its acquisition

     The following table summarizes the nature of the charges incurred (in millions):

                                                                     For the Year Ended
                                                        ------------------------------------------
                                                              1998          1997          1996
                                                        ------------------------------------------
Severance and other compensation                                $ 30.1        $ 95.5         $ 4.3
Sale and writedown of fixed assets                                   -          88.4             -
Lease termination costs                                              -          31.6             -
Distributor, license and other contract terminations              16.5          19.9             -
Discontinued product costs                                        30.9          23.3             -
Facility closure costs                                            19.5           8.2             -
Other costs                                                          -          18.1             -
                                                        ------------------------------------------
  Total restructuring charges                                     97.0         285.0           4.3
Merger-related transaction costs                                  16.3          58.6           8.0
Charge for incomplete technology                                  56.8          20.3          56.7
Special charges                                                   44.0             -             -
                                                        ------------------------------------------
                                                                $214.1        $363.9         $69.0
                                                        ==========================================

     As of December 31, 1998, expenditures related to the 1998 restructuring charge were $91.0 million. The Company expects activities related to this charge to be substantially completed during 1999. As of December 31, 1998, activity related to the 1997 and 1996 restructuring charges were substantially complete and amounts previously accrued had been paid, and the type and amount of charges incurred to date approximated the amounts included in the provisions.

                         MATTEL, INC. AND SUBSIDIARIES

     The charge for incomplete technology for the years ended December 31, 1998, 1997 and 1996 relates to products being developed by acquired companies at the time of their acquisitions. In each case, Learning Company believes such products had not yet reached technological feasibility, had no future alternative use as of the date of acquisition, and required additional development to complete the software technology and products. In order to develop the acquired incomplete technology into commercially viable products, Learning Company was required to complete the development of proprietary code, development of the artistic and graphic works, and design of the remaining storyboards. Learning Company incurred approximately $18 million in 1998 and expects to incur a further $7 million to complete the development of incomplete technology related to 1998 acquisitions. The in-process development associated with 1997 and 1996 acquisitions was generally completed approximately 16 months from the respective acquisition dates. In order to complete the development of acquired incomplete technology, Learning Company spent approximately $0.5 million in 1998 related to 1997 acquisitions and $6 million (incurred in 1996 and 1997) related to 1996 acquisitions.

     In the 1998 third quarter, Mattel recognized a $38.0 million pre-tax charge related to a voluntary recall of certain Power Wheels(R) ride-on vehicles. The recall did not result from any serious injury, and involves the replacement of electronic components that may overheat, particularly when consumers make alterations to the product.

     In the 1998 fourth quarter, Mattel recognized a $6.0 million pre-tax charge related to the settlement of the Toys R Us-related antitrust litigation. The settlement agreement calls for cash and toy contributions by the Company prior to November 1999.

     The impact of restructuring and other charges on the Company's diluted earnings per share was as follows:

                                                              For the Year Ended
                                                 ------------------------------------------
                                                       1998          1997          1996
                                                 ------------------------------------------
Amortization of intangibles                               $0.28         $1.30         $1.25
Restructuring charges and merger-related
  transaction costs                                        0.18          0.71          0.02
Charge for incomplete technology                           0.13          0.05          0.15
Special charges                                            0.07             -             -
                                                 ------------------------------------------
  Total                                                   $0.66         $2.06         $1.42
                                                 ==========================================

                         MATTEL, INC. AND SUBSIDIARIES

Note 8--Segment Information

In the 1998 fourth quarter, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement supersedes Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. This statement requires disclosure of certain information by reportable segment, geographic area and major customer.

     The table below presents information about segment revenues, operating profit and assets. Mattel's reportable segments are separately managed business units and include toy marketing, toy manufacturing, and consumer software sales and development. The toy marketing segment is divided on a geographic basis between domestic and international. The domestic toy segment is further divided into USA Toys, Fisher-Price/Tyco Preschool and Other. USA Toys principally sells products in the Girls, Entertainment and Wheels categories, while Fisher-Price/Tyco Preschool principally sells Infant and Preschool products. The Other toy segment is principally involved in selling specialty products in the Girls category. The international toy segment sells products in all categories. The consumer software segment is comprised of educational and entertainment products developed and sold by Learning Company on a worldwide basis. Mattel's toy manufacturing segment, Operations, manufactures toy products, which are sold to the marketing segments based on intercompany transfer prices. Such prices are based on manufacturing costs plus a profit margin. Segment revenues do not include sales adjustments such as trade discounts and other allowances.
However, such adjustments are included in the determination of segment profit from operations. Segment profit from operations represents income before restructuring and other charges, interest expense, and provision for income taxes. The consolidated total profit from operations presented in the following tables represents income before income taxes and extraordinary item as reported in the supplementary consolidated statements of operations. The segment assets are comprised of accounts receivable and inventories, net of applicable reserves and allowances.

                                    Revenues
                                      From                       Profit/(Loss)
                                    External     Intersegment        From          Segment     Depreciation/
(In thousands)                      Customers      Revenues       Operations       Assets      Amortization*
------------------------------------------------------------------------------------------------------------
1998
Marketing
Domestic:
   USA Toys                        $2,249,883     $         -       $ 333,243    $  571,976         $ 61,510
   Fisher-Price/Tyco Preschool        902,018               -          97,813       279,773           41,376
   Other segments                     213,224               -          35,134        71,575           14,071
  International                     1,712,509               -         158,007       602,063           49,234
  Learning Company                    839,315               -          57,518       226,913           97,779
Operations                              2,182       1,486,320         151,905        88,613           25,629
                                   ----------     -----------       ---------    ----------         --------
Segment total                       5,919,131       1,486,320         833,620     1,840,913          289,599
Elimination of intersegment
  sales                                     -      (1,486,320)              -             -                -
Sales adjustments                    (297,924)              -               -             -                -
Restructuring and other
  charges                                                            (157,314)
Interest expense                            -               -        (128,468)            -                -
Corporate and other                         -               -        (156,206)      (46,592)          23,085
                                   ----------     -----------       ---------    ----------         --------
Consolidated total                 $5,621,207     $         -       $ 391,632    $1,794,321         $312,684
                                   ==========     ===========       =========    ==========         ========

                         MATTEL, INC. AND SUBSIDIARIES


1997
Marketing
Domestic:
   USA Toys                        $2,388,988     $         -       $ 485,879    $  588,154         $ 51,358
   Fisher-Price/Tyco Preschool      1,030,906               -          87,742       337,680           43,926
  International                     1,733,605               -         218,659       538,099           45,024
  Learning Company                    620,931               -        (332,778)      201,309          464,086
Operations                              2,018       1,552,029         144,058        73,048           32,145
                                   ----------     -----------       ---------    ----------         --------
Segment total                       5,776,448       1,552,029         603,560     1,738,290          636,539
Elimination of intersegment
  sales                                     -      (1,552,029)              -             -                -
Sales adjustments                    (320,901)              -               -             -                -
Restructuring and other
  charges                                   -               -        (343,606)            -                -
Interest expense                            -               -        (112,612)            -                -
Corporate and other                         -               -        (146,126)      (16,721)          17,458
                                   ----------     -----------       ---------    ----------         --------
Consolidated total                 $5,455,547     $         -       $   1,216    $1,721,569         $653,997
                                   ==========     ===========       =========    ==========         ========
1996
Marketing
Domestic:
   USA Toys                        $2,088,009     $         -       $ 398,633    $  527,821         $ 44,453
   Fisher-Price/Tyco Preschool        920,581               -          84,045       228,793           36,105
  International                     1,819,487               -         179,826       586,277           50,218
  Learning Company                    529,528               -        (308,843)      104,600          443,815
Operations                              9,796       1,586,885         146,233        83,323           27,492
                                   ----------     -----------       ---------    ----------         --------
Segment total                       5,367,401       1,586,885         499,894     1,530,814          602,083
Elimination of intersegment
  sales                                     -      (1,586,885)              -             -                -
Sales adjustments                    (302,541)              -               -             -                -
Restructuring and other
  charges                                                             (12,312)
Interest expense                            -               -        (126,929)            -                -
Corporate and other                         -               -        (171,755)      (33,096)          23,075
                                   ----------     -----------       ---------    ----------         --------
Consolidated total                 $5,064,860     $         -       $ 188,898    $1,497,718         $625,158
                                   ==========     ===========       =========    ==========         ========

*Included in depreciation and amortization are charges for tooling. Such charges are allocated among segments based on a percentage of relative sales.

     The toy marketing segments sell a broad variety of children's toy products, which are grouped into four major categories: Girls, Infant and Preschool, Entertainment and Wheels. Learning Company is a leading publisher of consumer software for the home personal computer. The table below presents revenues from external customers by category:

                                                                For the Year
                                          ---------------------------------------------------------
(In thousands)                                 1998                 1997                 1996
---------------------------------------------------------------------------------------------------
Girls                                          $2,125,800           $2,217,400           $2,102,500
Infant and Preschool                            1,684,200            1,739,900            1,516,000
Wheels                                            713,300              590,700              487,900
Entertainment                                     480,100              421,700              440,100
Other                                              76,416              185,817              291,373
                                          ---------------------------------------------------------
                                                5,079,816            5,155,517            4,837,873
Sales adjustments                                (297,924)            (320,901)            (302,541)
                                          ---------------------------------------------------------
  Toy category                                  4,781,892            4,834,616            4,535,332
Learning Company                                  839,315              620,931              529,528
                                          ---------------------------------------------------------
Consolidated total                             $5,621,207           $5,455,547           $5,064,860
                                          =========================================================

                         MATTEL, INC. AND SUBSIDIARIES

     The table below presents information by geographic area. Revenues are attributed to countries based on location of customer. Long-lived assets principally include net property, plant and equipment, and goodwill.

                                                                   Long-Lived
(In thousands)                                   Net Sales           Assets
--------------------------------------------------------------------------------
1998
United States                                       $3,998,823        $1,580,625
International                                        1,622,384           635,238
                                                    ----------        ----------
                                                     5,621,207         2,215,863
Corporate and other                                          -           245,985
                                                    ----------        ----------
Consolidated total                                  $5,621,207        $2,461,848
                                                    ==========        ==========
1997
United States                                       $3,770,540        $  770,147
International                                        1,685,007           518,198
                                                    ----------        ----------
                                                     5,455,547         1,288,345
Corporate and other                                          -           229,625
                                                    ----------        ----------
Consolidated total                                  $5,455,547        $1,517,970
                                                    ==========        ==========
1996
United States                                       $3,303,843        $1,160,037
International                                        1,761,017           600,947
                                                    ----------        ----------
                                                     5,064,860         1,760,984
Corporate and other                                          -           191,917
                                                    ----------        ----------
Consolidated total                                  $5,064,860        $1,952,901
                                                    ==========        ==========

     Credit is granted to customers on an unsecured basis, and generally provides for extended payment terms, which result in a substantial portion of trade receivables being collected during the latter half of the year. Customers accounting for more than 10% of the Company's consolidated net sales and related accounts receivable are as follows:

(In millions)                                              1998             1997             1996
------------------------------------------------------------------------------------------------------

Worldwide sales for the year ended
 Toys R Us                                                    $740.9           $862.7         $1,039.6
 Wal-Mart                                                      837.1            752.0            564.7
Accounts receivable as of December 31
 Toys R Us                                                    $152.5           $262.6         $  185.0
 Wal-Mart                                                      319.5            187.8             96.3
------------------------------------------------------------------------------------------------------

                         MATTEL, INC. AND SUBSIDIARIES

Note 9--Quarterly Financial Information (Unaudited)

                                   First      Second      Third       Fourth
                                  Quarter    Quarter     Quarter     Quarter
                                 ---------  ----------  ----------  ----------
                                  (In thousands, except per share amounts)
Year Ended December 31, 1998(a)
Net sales......................  $ 884,500  $1,033,509  $1,884,843  $1,818,355
Gross profit...................    439,888     509,240     996,090     968,085
Advertising and promotion
 expenses......................    119,175     135,030     281,726     381,734
Other selling and
 administrative expenses.......    242,092     263,402     278,059     361,248
Amortization of intangibles....     49,600      33,091      20,674      26,324
Charge for incomplete
 technology(b).................     40,000      16,826         --          --
Restructuring and other
 charges.......................     15,230      20,887      97,088      24,109
Other (income) expense,
 net(d)........................     (2,147)     (7,922)      8,870     (11,893)
(Loss) income before income
 taxes.........................    (47,156)     29,757     267,327     141,704
Net (loss) income..............    (55,957)      4,578     168,734      88,698
Preferred stock dividend
 requirements..................     (1,990)     (1,990)     (1,990)     (1,990)
Net (loss) income applicable to
 common shares.................    (57,947)      2,588     166,744      86,708
Basic (loss) income per common
 share:
 Net (loss) income.............  $   (0.15) $     0.01  $     0.42  $     0.22
 Weighted average number of
  common shares................    376,364     384,596     399,218     397,237
Diluted income per common
 share:
 Net (loss) income.............  $   (0.15) $     0.01  $     0.39  $     0.20
 Weighted average number of
  common and common equivalent
  shares.......................    376,364     423,407     435,123     424,296
Dividends declared per common
 share.........................  $    0.07  $     0.08  $     0.08  $     0.08
Common stock market price:
 High..........................  $   45.63  $    43.63  $    42.31  $    39.63
 Low...........................      35.63       36.00       28.00       21.69
Year Ended December 31,
 1997(a)(e)
Net sales......................  $ 824,716  $1,101,255  $1,697,084  $1,832,492
Gross profit...................    412,347     546,118     898,285     962,910
Advertising and promotion
 expenses......................    114,764     148,825     262,190     320,669
Other selling and
 administrative expenses.......    235,310     238,209     251,947     287,625
Amortization of
 intangibles(f)................    127,526     127,498     127,439     104,736
Restructuring and other
 charges(g)....................    279,359       2,239      18,994      43,014
Other (income) expense,
 net(h)........................     (2,451)     (1,783)      5,661      (6,239)
(Loss) income before income
 taxes and extraordinary item..   (377,255)      7,406     191,426     179,639
Extraordinary item--loss on
 early retirement of debt......        --          --       (4,610)        --
Net (loss) income..............   (316,529)    (17,238)    110,847      40,199
Preferred stock dividend
 requirements..................     (2,840)     (2,837)     (2,838)     (1,990)
Net (loss) income applicable to
 common shares.................   (319,369)    (20,075)    108,009      38,209
Basic (loss) income per common
 share:
 (Loss) income before
  extraordinary item...........  $   (0.87) $    (0.05) $     0.30  $     0.10
 Extraordinary item--loss on
  early retirement of debt.....        --          --        (0.01)        --
 Net (loss) income.............  $   (0.87) $    (0.05) $     0.29  $     0.10
 Weighted average number of
  common shares................    366,648     370,419     369,724     371,090
Diluted (loss) income per
 common share:
 (Loss) Income before
  extraordinary item...........  $   (0.87) $    (0.05) $     0.30  $     0.10
 Extraordinary item--loss on
  early retirement of debt.....        --          --        (0.01)        --
 Net (loss) income.............  $   (0.87) $    (0.05) $     0.29  $     0.10
 Weighted average number of
  common and common equivalent
  shares.......................    366,648     370,419     387,160     384,994
Dividends declared per common
 share.........................  $    0.06  $     0.07  $     0.07  $     0.07
Common stock market price:
 High..........................  $   29.25  $    35.25  $    35.75  $    41.38
 Low...........................      24.00       24.00       32.38       33.38

--------
(a) Financial information for all periods presented have been restated retroactively for the effects of the May 1999 merger with Learning Company, accounted for as a pooling of interests.

                         MATTEL, INC. AND SUBSIDIARIES

(b) Primarily represents the writeoff of products being developed by Mindscape, Inc. and Sofsource, Inc. that had not reached technological feasibility as of the dates of their respective acquisitions by Learning Company in the first and second quarters of 1998. These products had no alternative future use and additional development costs would have been required to complete the software technology.

(c) Includes a nonrecurring charge in the third quarter related to a voluntary recall of certain Power Wheels(R) ride-on vehicles, and a one-time charge in the fourth quarter in connection with the proposed Toys R Us-related antitrust litigation settlement, which reduced dilutive income per share by $0.06 and $0.01, respectively.

(d) Third quarter of 1998 includes unrealized foreign currency exchange losses that were partially recovered in the fourth quarter of 1998.

(e) Financial information for the first quarter of 1997 has been restated retroactively for the effects of the March 1997 merger with Tyco, accounted for as a pooling of interests.

(f) Includes the effect of $124.6 million of goodwill related to Learning Company's acquisition of Minnesota Educational Computing Corporation in May 1996.

(g) Represents a nonrecurring charge of $275.0 million for transaction, integration and restructuring costs related to the merger with Tyco in the first quarter of 1997.

(h) Third quarter of 1997 includes unrealized foreign currency exchange losses that were partially recovered in the fourth quarter of 1997.

Note 10--Supplemental Financial Information

                                                              As of Year End
                                                             -----------------
                                                               1998     1997
                                                             -------- --------
                                                              (In thousands)
Inventories include the following:
Raw materials and work in process.......................     $ 48,473 $ 56,953
Finished goods..........................................      595,797  411,273
                                                             -------- --------
                                                             $644,270 $468,226
                                                             ======== ========
Prepaid expenses and other current assets include the
 following:
Deferred income taxes...................................     $215,370 $215,851
Other...................................................      156,402  111,766
                                                             -------- --------
                                                             $371,772 $327,617
                                                             ======== ========
Intangibles, net include the following:
Goodwill................................................   $1,335,183 $599,157
Other...................................................      149,451   85,622
                                                           ---------- --------
                                                           $1,484,634 $684,779
                                                           ========== ========

Short-term borrowings include the following:
Notes payable...........................................     $121,006 $ 52,618
Commercial paper........................................       78,000      --
                                                             -------- --------
                                                             $199,006 $ 52,618
                                                             ======== ========
Accrued liabilities include the following:
Advertising and promotion...............................     $164,543 $149,058
Restructuring and other charges.........................       58,745  121,114
Royalties...............................................      112,839   88,641
Other...................................................      412,710  343,912
                                                             -------- --------
                                                             $748,837 $702,725
                                                             ======== ========

                                                                                    For the Year
                                                                -------------------------------------------------
(In thousands)                                                         1998            1997             1996
-----------------------------------------------------------------------------------------------------------------
Selling and administrative expenses include the
  following:

    Research and development                                           $274,820         $246,337         $212,436
-----------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:

Cash paid during the year for:
    Interest                                                           $124,087         $124,234         $127,566
    Income taxes                                                        102,163          113,496          118,915

Noncash investing and financing activities:
    Common stock issued for acquisitions:
      Sofsource, Inc.                                                  $ 45,000         $      -         $      -
      Mindscape, Inc.                                                    30,000                -                -
      Minnesota Educational Computing Corporation                             -                -          221,319
      Other                                                                   -            7,321           15,255
      Settlement of earn-out agreements                                   5,572            2,023                -
    Conversion of 5-1/2% Notes                                           96,695          202,033                -
    Conversion of 7% Notes                                                    -           16,034                -
    Issuance of stock warrant                                                 -                -           26,444
    Increase in paid-in capital due to value of in-the-money
      employee stock options acquired in connection with
      acquisitions                                                            -            2,969           19,444
    Common stock issued for settlement of expenses                            -                -           10,132
    Conversion of other debt to equity                                        -                -            3,053
    Equipment acquired under capital leases                                   -                -            1,262
-----------------------------------------------------------------------------------------------------------------

Note 11--New Accounting Pronouncement


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments
                                        -------------------------------------
and Hedging Activities.  This statement requires companies to record derivatives
----------------------
on the balance sheet as assets or liabilities, measured at fair value. It also requires that gains or losses resulting from changes in the values of those derivatives be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is required to adopt this statement for its fiscal year beginning January 1, 2001. Management believes the adoption of this statement will not have a material impact on the Company's consolidated financial position or results of operations.

                         MATTEL, INC. AND SUBSIDIARIES

Note 12--Subsequent Events

Business Combination

Pursuant to an Agreement and Plan of Merger, dated as of December 13, 1998, a merger was consummated between Mattel and Learning Company on May 13, 1999. The stock-for-stock transaction was approved by the stockholders of both companies, after which Learning Company was merged with and into Mattel, with Mattel being the surviving corporation. Each share of Learning Company Series A Preferred Stock was converted into 20 shares of Learning Company common stock just prior to the consummation of the merger. According to the merger agreement, each outstanding share of Learning Company common stock was then converted into the right to receive 1.2 shares of Mattel common stock. As a result, approximately 126 million Mattel common shares were issued in exchange for all shares of Learning Company common stock outstanding as of the merger date. The outstanding share of Learning Company special voting stock was converted into the right to receive one share of Mattel Special Voting Preferred Stock. Each outstanding exchangeable non-voting share of Learning Company's Canadian subsidiary, Softkey Software Products Inc., remains outstanding, but is now exchangeable into the right to receive 1.2 shares of Mattel common stock.

     This transaction has been accounted for as a pooling of interests, and accordingly, financial information for periods prior to the merger reflect retroactive restatement of the companies' combined financial position and operating results. For periods preceding the merger, there were no material intercompany transactions which required elimination from the combined consolidated results of operations and there were no adjustments necessary to conform the accounting practices of the two companies.

     Selected financial information for the combining entities included in the supplementary consolidated statements of operations for the three years ended December 31, 1998 is as follows (in thousands):

                                                                            For the Year
                                                -----------------------------------------------------------------
                                                          1998                  1997                  1996
                                                -----------------------------------------------------------------
Net sales
  Mattel                                                   $4,781,892            $4,834,616            $4,535,332
  Learning Company                                            839,315               620,931               529,528
                                                -----------------------------------------------------------------
    Combined                                               $5,621,207            $5,455,547            $5,064,860
                                                =================================================================

Net income (loss)
  Mattel                                                   $  332,264            $  285,184            $  372,224
  Learning Company (a) (b)                                   (126,211)             (467,905)             (350,262)
                                                -----------------------------------------------------------------
    Combined                                               $  206,053            $ (182,721)           $   21,962
                                                =================================================================

(a) The provision (benefit) for income taxes has been adjusted by $20.9 million, $(27.0) million and $(26.3) million in 1998, 1997 and 1996, respectively, to reflect the reduction of valuation allowances established in Learning Company's historical financial statements resulting in the recognition of estimated benefits of net operating losses incurred by Learning Company.

(b) 1996 net income has been reduced by $18.0 million to reflect the elimination of the termination fee paid by the Former Learning Company to Broderbund as a result of a proposed merger between the two companies that was terminated. Net income in 1997 and 1996 has been increased by $9.0 million in each year to reflect the reduction in the purchase price paid by Learning Company when it acquired the Former Learning Company and the corresponding decrease in goodwill amortization.

Merger Integration and Restructuring Charge (Unaudited)

In April 1999, Mattel announced that as a result of the May 1999 merger with Learning Company and a planned realignment of Mattel's operations to reduce overhead costs, Mattel expects to incur a pre-tax charge of approximately $300 million to $350 million against results of operations during the second quarter of 1999. Mattel also announced that the planned realignment was expected to include the closure of some of Mattel's facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of Mattel's employees at that time. The planned realignment will consist of consolidating some manufacturing and distribution operations, eliminating duplicative facilities, and terminating various distributor and licensing arrangements. Approximately $75 million of the charge is expected to be related to merger transaction costs, approximately $90 million is expected to be related to merger integration costs, and approximately $135 million to $185 million is expected to be related to Mattel restructuring costs. Of the total pre-tax charge, approximately $35 million represents non-cash asset writedowns. The Company expects to fund this restructuring through existing cash balances and internally generated cash from operations. The Company expects the combined actions to result in cost savings of approximately $50 million in 1999 and at least $400 million over the following three years. However, the amount of expected cost savings are preliminary estimates and the Company cannot assure that its actions will result in these cost savings.
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